UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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Corrections Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2014

To our Stockholders:

You are invited to attend the 2014 Annual Meeting of Stockholders of Corrections Corporation of America (the “Company”) to be held at 10:00 a.m., local time, on Thursday, May 15, 2014, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.

Following the formal matters to be addressed at the meeting, stockholders will have the opportunity to ask questions about the Company.

If you wish to attend the meeting, you will need to request an admission ticket in advance. Instructions on how you can request an admission ticket are on page 2 of the Proxy Statement.

Along with the other members of the Board of Directors and management, we look forward to greeting you at the Annual Meeting if you are able to attend.

Sincerely,

John D. Ferguson
Chairman of the Board of Directors

Damon T. Hininger
President and Chief Executive Officer

CORRECTIONS CORPORATION OF AMERICA

10 Burton Hills Boulevard

Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 15, 2014

The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Thursday, May 15, 2014, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. At the Annual Meeting, stockholders will consider and act on the following items of business:

(1)

The election of the 11 nominees named in the accompanying Proxy Statement to serve on our Board of Directors. The nominees are John D. Ferguson, Damon Hininger, Donna M. Alvarado, John D. Correnti, Robert J. Dennis, C. Michael Jacobi, Anne L. Mariucci, Thurgood Marshall, Jr., Charles L. Overby, John R. Prann, Jr. and Joseph V. Russell.

(2)	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

(3)	An advisory vote to approve the compensation of our named executive officers.

(4)	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders over the internet. We believe these rules allow us to provide our stockholders with the information they need in a timely and convenient manner, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Our Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2013 Annual Report on Form 10-K) are available on our website at www.cca.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/22025Y. You can request copies of the proxy materials, including our Proxy Statement, without charge by sending a written request to CCA, Attention: Karin Demler, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Karin Demler at (615) 263-3000.

Your vote is important. You may vote by internet or toll-free telephone. If you receive a copy of the proxy statement and card by mail, you may vote by completing, signing and returning the proxy card in the accompanying postage-paid envelope. Please refer to the proxy card and the accompanying Proxy Statement for additional information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

Stockholders of record at the close of business on March, 21, 2014 are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Steven E. Groom

Executive Vice President, General Counsel and Secretary

April 3, 2014

Nashville, Tennessee

CORRECTIONS CORPORATION OF AMERICA

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 15, 2014

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors, or the Board, of Corrections Corporation of America, a Maryland corporation (the “Company,” “CCA,” “we” or “us”), of proxies to be voted at our 2014 Annual Meeting of Stockholders and any adjournment or postponement of the meeting (the “Annual Meeting”).

On or about April 4, 2014, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our stockholders as of the record date containing instructions on how to access this Proxy Statement, and Annual Report to Stockholders (including our Letter to Stockholders and 2013 Annual Report on Form 10-K) and other proxy materials online, and how to vote. If you prefer to receive the proxy materials in the mail and to vote by mail, the Notice also contains instructions on how to request a printed copy. You will not receive printed copies of the proxy materials in the mail unless you specifically request them.

The Annual Meeting will take place on Thursday, May 15, 2014, at 10:00 a.m., local time, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. All stockholders who are entitled to vote at the meeting are invited to attend. Seating at the Annual Meeting is limited and will be available on a first come, first served basis. All stockholders of record will need to present an admission ticket and a form of personal photo identification in order to be admitted to the Annual Meeting. Instructions on how stockholders can request an admission ticket are provided on page 2 of the Proxy Statement under the heading “What do I need to attend the Annual Meeting?”. The Notice provides proof of ownership or, if your shares are held in the name of a bank, broker or other holder of record, you may bring a brokerage statement dated on or after March 21, 2014 as proof of ownership with you to the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please contact Karin Demler, our Senior Director, Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, MAY 15, 2014.

The Company’s Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2013 Annual Report on Form 10-K) are available on our website at www.cca.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/22025Y.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be acted on at the Annual Meeting?

Stockholders are asked to consider and vote on the following matters at the Annual Meeting:

Proposal 1.	The election of 11 nominees named in this Proxy Statement to our Board of Directors.

Proposal 2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Proposal 3.	An advisory vote to approve the compensation paid to our named executive officers.

Proposal 4.	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive notice of and to vote at the Annual Meeting. The Board of Directors has fixed the close of business on March 21, 2014 as the record date.

As of the record date, there were 116,312,636 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

What do I need to attend the Annual Meeting?

If you wish to attend the Annual Meeting, you must be a stockholder as of the March 21, 2014 record date. You must request an admission ticket in advance by visiting www.proxyvote.com and following the instructions provided (you will need the 12 digit control number included on your proxy card, voter instruction form or Notice). Tickets will be issued only to registered and beneficial owners. Stockholders who own shares as joint-tenants will be issued one ticket with both names on the ticket.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 14, 2014. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the Annual Meeting, each stockholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:15 a.m. local time and the Annual Meeting will begin at 10:00 a.m. local time.

Please note that no cameras (including cell phones with photographic or video capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:

•	FOR the election of each of the 11 nominees to serve as directors on our Board of Directors.

•	FOR the ratification of the appointment of Ernst & Young LLP.

•	FOR the approval, by a non-binding advisory vote, of the compensation paid to our named executive officers.

If you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want your shares voted, the proxy holder will vote your shares with the recommendations of the Board of Directors set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Why did I receive a Notice in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice regarding the internet availability of the proxy materials to most of our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following instructions set forth in the Notice.

How do I vote?

You can vote either in person by attending the Annual Meeting or by proxy without attending the Annual Meeting.

If you are a record holder, you can submit your vote by proxy in any of the following ways:

•	vote by internet (instructions are in the Notice you received in the mail or are on the proxy card);
•	vote by toll-free telephone (instructions are on the proxy card); or
•

if you requested and received printed copies of this Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2013 Annual Report on Form 10-K) and other proxy materials, fill out the proxy card enclosed with the materials, date and sign it, and return it in the accompanying postage-paid envelope.

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker or other nominee on how to vote by following the instructions on the voting instruction form or Notice that you receive from your bank, broker or other nominee. If you wish to vote in person at the Annual Meeting, you will need to present a valid proxy from your broker, bank or other nominee authorizing you to vote your shares at the Annual Meeting.

As a record holder, if you submit voting instructions by telephone or by the internet, you may change your vote by following the same instructions used in originally voting your shares. If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee. Attendance at the meeting will not by itself revoke a previously granted proxy.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible.

What are broker non-votes?

A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the nominee does not have discretionary authority to vote the shares. Brokers and other nominees do not have discretionary authority to vote on the election of directors to serve on our Board (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3). Thus, if you hold your shares in street name and do not provide voting instructions to your broker or other nominee on these proposals, your shares will be considered to be broker non-votes and will not be voted on such proposal. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers and nominees generally have discretionary authority to vote on Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accountants.

What vote is required to approve each item?

Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.

Election of Directors. Under the Company’s Sixth Amended and Restated Bylaws (the “Bylaws”), adopted by the Board in August 2012, a majority of all of the votes cast at the Annual Meeting is required for the election of each nominee in an uncontested election of directors. A majority of votes cast means the number of shares cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote of the election of directors as they are not considered votes cast.

Director nominees in contested elections will continue to be elected by plurality vote. An election will be considered contested if conducted at a meeting at which a stockholder has nominated an individual for election for director in compliance with the advance notice requirements set forth in the Bylaws, and such stockholder nomination has not been withdrawn on or prior to the tenth day preceding the date the Company first mails its notice of such meeting to the stockholders.

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on the Board as a “holdover” director, but must tender his or her resignation to the Board promptly after certification of the election results of the stockholder vote. The Nominating and Governance Committee of the Board will then recommend to the Board whether to accept the resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of the Nominating and Governance Committee, and the Board’s decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation.

Ratification of Ernst & Young LLP. The affirmative vote of a majority of votes cast is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is in the Company’s best interest to do so. Abstentions and broker non-votes will not be counted as “for” or “against” the ratification and thus will have no effect on the proposal. Because brokers have discretionary authority to vote on the ratification of auditor, we do not expect any broker non-votes in connection with this proposal.

Advisory Vote on Executive Compensation. The affirmative vote of a majority of votes cast is required to approve the non-binding advisory vote of compensation paid to our named executive officers. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation paid by the Company to its named executive officers. Abstentions and broker non-votes will not be counted as “for” or “against” the approval of our advisory vote on executive compensation and thus will have no effect on this proposal.

Where can I find the voting results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on a Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting has been held.

How and when may I submit a stockholder proposal for the Company’s 2015 Annual Meeting?

Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are received at our executive offices no later than December 4, 2014 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: CCA, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

Other stockholder proposals may be raised at next year’s annual meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be received at our executive offices (the address listed above) between February 14, 2015 and March  16, 2015.

How can I obtain the Company’s Annual Report on Form 10-K?

Any stockholder who desires a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, may obtain a copy without charge by visiting our website, www.cca.com. A copy of our Annual Report on Form 10-K can also be obtained, free of charge, upon written request to the Senior Director of Investor Relations, Corrections Corporation of America, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

What are the costs of soliciting these proxies?

The Company pays the cost of soliciting proxies. We have retained MacKenzie Partners to assist with the solicitation of proxies on our behalf. MacKenzie Partners will receive a fee of $10,000, plus reasonable expenses, for these and other services in connection with the Annual Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone or fax by directors, officers and employees of the Company. No additional compensation will be paid for these services.

How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice and, to the extent requested, single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice or, to the extent requested, set of proxy materials, or if you are receiving multiple copies of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You can also notify us by sending a written request to CCA, Attention: Karin Demler, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Karin Demler at (615) 263-3000.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Karin Demler, our Senior Director of Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 59 Maiden Lane, New York, New York 10038, (800) 937-5449, or Karin Demler at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE

We believe that effective corporate governance is important to our long-term health and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board of Directors regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Governance Committee also administers an annual self-evaluation process for the Board of Directors and its standing committees. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.

You can access our corporate charter, Bylaws, Corporate Governance Guidelines, current Board committee charters, Code of Ethics and Business Conduct and certain other corporate governance information on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

Director Independence

Mr. Ferguson, Mr. Hininger and Mr. Andrews are the only members of the Board of Directors who currently are employed by the Company and are thus not independent. The Board has determined that all of our other directors are independent. Mr. Andrews is not standing for re-election at the Annual Meeting. Accordingly, 9 of our 11 director nominees and 11 of our current 14 directors are independent and our Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, the Board used the standards for director independence set forth in the New York Stock Exchange (“NYSE”) corporate governance listing standards (Section 303A) and, with respect to Audit Committee members, Section 10A(m)(3) of the Securities Exchange Act of 1934.

Separation of Chairman and Chief Executive Officer

We do not have a formal policy regarding the separation of our Chairman and Chief Executive Officer (“CEO”) positions. In general, the Board of Directors believes that the determination depends on the circumstances, including the Board of Directors’ evaluation of the person or persons available to serve in those positions and the needs of the Company at a particular time.

Pursuant to our Bylaws, the Chairman presides over meetings of the Board of Directors and meetings of the stockholders at which he is present and has general oversight responsibility for our business and affairs. The CEO has responsibility for implementation of the policies of the Company, as determined by the Board of Directors, and for the administration of our business affairs. The CEO also has responsibility for presiding over any meeting of the Board of Directors or of the stockholders at which the Chairman is not present.

The role of Chairman and that of CEO currently are held separately. John D. Ferguson serves as executive Chairman of the Board of Directors and is an employee of the Company. Damon T. Hininger serves as President and CEO. Previously, Mr. Ferguson served as both Chairman and CEO from July 2008 to October 2009 and Mr. Ferguson served as Vice-Chairman of the Board of Directors, President and Chief Executive Officer while William F. Andrews, a current Director, served as Chairman from August 2000 to July 2008.

The Board of Directors believes that the Company’s current leadership structure is appropriate. Having Mr. Hininger serve as President and CEO, while retaining Mr. Ferguson as Chairman, helps us achieve important objectives. Mr. Hininger is positioned to fully focus his energies on implementing our business strategy and administering our day-to-day affairs. Mr. Ferguson is positioned to draw on his relationships with existing Board members and his past experience as President and CEO to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Hininger.

Executive Sessions

Executive sessions, or meetings of our non-management directors without management present, are held periodically in order to provide an opportunity for the outside directors to discuss openly any and all matters. During 2013, the outside directors met in Executive session one time. Our Corporate Governance Guidelines provide that Executive sessions are called and chaired by an independent director appointed from time to time by the Nominating and Governance Committee. Charles L. Overby currently serves as the Executive session chair.

Board of Directors Meetings and Committees

Our Board of Directors is responsible for establishing the Company’s broad corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. Among other things, the Board of Directors selects and evaluates our executive officers, establishes, reviews and approves our corporate objectives and strategies and evaluates and approves major capital commitments.

The Board of Directors currently consists of 14 members, 11 of whom are standing for re-election and are identified, along with their biographical information, under “Proposal 1 - Election of Directors.” Current members of the Board of Directors William F. Andrews, Dennis W. DeConcini and John R. Horne will not be standing for re-election in keeping with the retirement guidelines set out in the Company’s corporate governance guidelines.

The Board of Directors met 5 times in 2013. Each director attended at least 75% of the total number of meetings of the Board of Directors and of the meetings held by all board committees on which such director served. The Board of Directors has adopted as its policy that directors are strongly encouraged to attend each annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders.

Our Board of Directors has four regularly standing committees: the Audit, Compensation, Nominating and Governance and Executive Committees. Each committee has a written charter that has been approved by the committee and the Board of Directors and that is reviewed at least annually. The table on the following page shows the current composition of each of our regularly standing Board committees, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2013. The Board of Directors and its committees also act by unanimous written consent and the Board of Directors appoints and delegates certain duties to special committees of the Board from time to time as permitted by the Bylaws of the Company. A more complete description of the standing committees follows the table.

Committee	Current Members	Summary of Responsibilities	2013 Meetings
Audit	C. Michael Jacobi (Chair) Donna M. Alvarado Charles L. Overby Anne L. Mariucci	Responsibilities include oversight of the integrity of our financial statements; the effectiveness of our internal control over financial reporting; our compliance with legal, financial and regulatory requirements; and the hiring, qualifications, independence and performance of our independent registered public accounting firm.	5
Compensation	Joseph V. Russell (Chair) John D. Correnti John R. Horne* John R. Prann, Jr. Robert J. Dennis (since February 2013)	Responsibilities include setting executive officer compensation and overseeing the evaluation of the executive officers’ performance, and periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation.	7
Nominating and Governance	Charles L. Overby (Chair) Dennis W. DeConcini * Thurgood Marshall, Jr. Joseph V. Russell	Responsibilities include identifying and recommending director nominees to the full Board and taking a leadership role in shaping and evaluating the Board’s corporate governance initiatives.	4
Executive	William F. Andrews* (Chair) John D. Ferguson Damon T. Hininger Joseph V. Russell	When necessary, and subject to authority limitations with respect to significant corporate actions, responsible for acting on behalf of the full Board during intervals between Board meetings.	-

* Director will not be standing for re-election at the Annual Meeting.

Audit Committee

Our Audit Committee is charged with:

•	overseeing the integrity of our financial statements;
•	reviewing the effectiveness of our internal control over financial reporting;

•	overseeing our compliance with legal, financial and regulatory requirements;
•

supervising our relationship with our independent registered public accounting firm, including making decisions with respect to the appointment or removal, fees, scope of audit services, approval of audit and non-audit services and annual evaluation of the audit firm’s independence;

•	monitoring preparation by our management of quarterly and annual financial reports and interim earnings releases and the performance of our internal audit function;
•	reviewing of Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC;
•	overseeing management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our internal auditing program;
•	overseeing and making determinations with respect to our Related Party Transaction policy; and
•	issuing the Audit Committee Report in this proxy.

The Board has determined that each member of the Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934. The Board also has determined that each member is “financially literate” as defined by the rules of the NYSE and that Mr. Jacobi qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934. The full text of the Audit Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page).

Compensation Committee

The Compensation Committee approves the compensation of our CEO and other executive officers, including annually reviewing and approving corporate goals and objectives relevant to their compensation. The Compensation Committee is responsible for ensuring that our compensation programs are designed to encourage high performance, promote accountability and adherence to Company values and align with the interests of our stockholders. The Compensation Committee responsibilities include administration of cash and equity-based incentive compensation plans and stock ownership guidelines, evaluation of the performance of the executive officers and assessment of the material risks of our compensation programs. The Compensation Committee is also responsible for reviewing, and making recommendations to the Board regarding, the compensation of our Board of Directors.

The Board has determined that each member of the Compensation Committee is independent as defined by the standards of the NYSE. We intend that each member also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and as “non-employee director” within the meaning of the SEC’s Rule 16b-3. The full text of the Compensation Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page).

The Compensation Committee has retained PricewaterhouseCoopers LLP, or PwC, as its independent compensation consultant since 2000, to provide the committee with advice and guidance on the design and market competitiveness of the Company’s executive compensation programs. PwC works directly with the chair of the Compensation Committee and as directed by the chair of the Compensation Committee, with our Chief Executive Officer. During 2013, PwC provided valuation services to the Company in connection with the Company’s REIT conversion and the valuation of Correctional Alternatives, Inc. (a private company acquired by the Company in July 2013), for an aggregate amount of fees paid for such services equal to approximately $277,000. The decision to hire

PwC for these other services was made by management, based on PwC’s experience and familiarity with the Company. Each year the Compensation Committee reviews the independence of the compensation consultants and other advisors who provide advice to the Compensation Committee, employing the independence factors specified in the NYSE listing standards. In its annual review of the independence of PwC in 2012 and 2013, the Compensation Committee reviewed management’s retention of PwC for the other services. The Compensation Committee has determined that PwC is independent within the meaning of the NYSE listing standards, and the work of PwC does not raise any conflicts of interest. In 2013, PwC assisted the Compensation Committee in the following matters:

•	provided a review and validation of general market competiveness of our compensation based on the criteria established in 2010;
•	provided revised peer group qualifying criteria and peer group composition recommendations given the Company’s conversion to a REIT; and
•	provided a market competitiveness analysis for our Board of Director compensation.

In anticipation of the Company’s conversion to a REIT, in the fall of 2012, PwC provided the Compensation Committee reports and analysis regarding: (i) long term incentive compensation within a REIT structure; and (ii) dividend payment practices.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for developing and overseeing the Board’s Corporate Governance Guidelines and a code of conduct applicable to members of the Board and for monitoring the independence of the Board. The Nominating and Governance Committee also determines Board membership qualifications, selects, evaluates and recommends to the Board nominees to fill vacancies as they arise, reviews the performance of the Board and its committees and is responsible for director education. Other responsibilities include reviewing the Company’s ethics and compliance program, oversight of the Board’s self-evaluation process and leading the Board’s executive succession planning efforts. The Board has determined that each member of the Nominating and Governance Committee is independent as defined by the standards of the NYSE. The full text of the Nominating and Governance Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page).

Director Candidates

The Nominating and Governance Committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, stockholders, members of management, director search firms and other persons. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2015 Annual Meeting?” Pursuant to Board policy, there are to be no differences in the manner in which the Committee evaluates candidates based on the source of the recommendation.

The Nominating and Governance Committee is authorized by the Board to identify director candidates, evaluate and consider candidates proposed by any director, member of management or stockholder, develop and implement screening processes it deems necessary and appropriate and recommend for selection by the Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. The Committee is authorized by the Board to exercise sole authority in retaining any third-party search firm the Committee deems appropriate to identify and assist with the evaluation of director candidates and has utilized that authority in past director searches.

The Nominating and Governance Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines, which include professional integrity and sound judgment, sufficient time available to devote to Board activities, a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, an understanding of our business and factors such as diversity, age, skills and educational and professional background. With respect to diversity, the Committee considers diversity in terms of age, gender and ethnicity, as well as diversity of skills, expertise and experience, in its deliberations.

The Nominating and Governance Committee may also consider other factors it deems relevant, including the current composition of the Board in terms of independence, expertise, experience and special knowledge required for the effective discharge of Board responsibilities, whether there is a need to fill vacancies or expand or contract the size of the Board, the balance of management and independent directors, the structure, membership and need for expertise on our standing committees and the qualifications of other prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

With respect to determining whether current directors should stand for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company. With respect to new candidates for Board service, a full evaluation may also include detailed background checks and in-person and telephonic interviews with the Nominating and Governance Committee and other Board members. The Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.

Executive Committee

The Executive Committee is charged with acting on behalf of the full Board when necessary and subject to authority limitations with respect to the transaction of routine, administrative matters that occur between regularly scheduled Board meetings. The full text of the Executive Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page).

Limitations on Other Board Service

The Audit Committee charter provides that a member of the Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines instruct the Nominating and Governance Committee and the full Board to take into account the nature of and time involved with respect to a director’s service on other boards as well as other job responsibilities in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics and Business Conduct, which, among other things, requires a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communications with Directors

Stockholders, employees and other interested parties may communicate with members of our Board of Directors (including specific members of the Board or non-management directors as a group) by writing to CCA, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. To the

extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may exercise discretion in submitting to the addressee, may include junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications and other similarly unsuitable communications.

Communications expressing concerns or complaints relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to the Audit Committee. However, in all cases the Secretary maintains a log of correspondence addressed to directors that may be reviewed by any director at his or her request.

Certain Relationships and Related Transactions

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

Pursuant to its written charter, the Audit Committee has adopted a Related Party Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;
•	the Company was, is or will be a participant; and
•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;
•	immediate family member of any of the foregoing; or
•

firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Stock Ownership Guidelines

Since 2007, we have maintained stock ownership guidelines (the “Guidelines”) for our executive officers and directors because we believe it is important to align the interests of our management and Board with the interests of our stockholders. Under the Guidelines, our executive officers are expected to own a fixed number of shares of Company common stock equal to three times such executive officer’s base salary in effect as of the date of their hiring or promotion, divided by the Company’s closing common stock price on such date. Our non-executive directors are expected to own a fixed number of shares of Company common stock equal to four times their annual Board retainer (excluding any retainer for chairing or serving on a committee) in effect on March 1, 2007 or on the date of their later initial election or appointment to the Board, divided by the Company’s closing common stock price on such date. Executive officers and directors serving on the Board at the time these Guidelines were adopted were required to achieve these ownership levels by March 1, 2012 and all others have until five years following their initial hiring or promotion as an executive officer, or election or appointment to the Board, as applicable, to satisfy the Guidelines. The Guidelines are further discussed under “Stock Ownership Guidelines” in the Compensation Discussion and Analysis and the Director Compensation sections of this proxy and are accessible on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

Hedging and Pledging

The Company’s insider trading guidelines includes provisions that restrict and discourage its members of the Board, executive officers, and other officers and employees from engaging in hedging or pledging transactions involving Company securities. Any member of the Board or executive officer wishing to enter into a hedging or pledging arrangement must first pre-clear the transaction with the Company pursuant to such guidelines. Currently, none of the members of the Board or executive officers of the Company are engaged in any hedging or pledging transactions involving Company securities.

Code of Ethics and Business Conduct

All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer, are subject to our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing the Code annually and our Audit Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics and Business Conduct (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) on our website. Our Code of Ethics and Business Conduct is accessible on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

Risk Oversight

Our Board of Directors oversees risk management with a focus on the Company’s primary areas of risk: risk related to our business strategy, financial risk, legal/compliance risk and operational risk.

The President and Chief Executive Officer and each of the Company’s Executive Vice Presidents are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board and explaining to the Board how those risks are being addressed.

The Board oversees management’s strategic planning process, which includes an evaluation of opportunities and risks presented by the Company’s current strategies and alternative strategies. The Board also receives regular reports from each of the executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, the Board receives quarterly reports from our Chief Corrections Officer with respect to key areas of operational risk; monitors risks relating to our partnership development efforts through quarterly reports from our Chief Development Officer; and receives regular reports from our General Counsel with respect to legal and compliance risks. In addition, the Board evaluates risk in the context of particular business strategies and transactions. For example, the Board monitors significant capital expenditures through its annual budget review and quarterly capital expenditure reports from management and monitors risk relating to our financing activities through in depth reviews of proposed financing transactions.

The standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. It receives an annual risk assessment report from the Company’s internal auditors, as well as financial risk assessment information in connection with particular events or transactions. The Nominating and Governance Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to organizational ethics and compliance and receives regular reports from the Company’s General Counsel and its Ethics Officer. The Audit Committee and the Nominating and Governance Committee each provide certain legal and regulatory risk management oversight. As discussed in detail below, the Compensation Committee addresses risks relating to our executive compensation strategies. The full Board receives regular reports from the chairs of these activities and receives reports and other meeting materials provided to each of the committees.

In order to streamline and enhance risk management on a company-wide basis and assist the Board’s oversight of the Company’s risk management processes, we have implemented an enterprise risk management (“ERM”) program. The ERM program entails the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects in an integrated effort involving the Board, management and other personnel. Our General Counsel is responsible for the ERM program, which is a component of our strategic planning process and is overseen by the Audit Committee with periodic reports to the full Board.

Compensation Risk Assessment

In setting compensation, our Compensation Committee considers the achievement of CCA’s goals that may be inherent in the compensation program as well as the risks to CCA’s stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Compensation Committee believes our executive compensation plans are appropriately structured and do not pose a material risk to CCA. The Compensation Committee considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•	We set performance goals that we believe are reasonable, but uncertain, in light of past performance and current market and economic conditions.

•	We use restricted stock units for equity awards because restricted stock units retain value even in a depressed market.

•

The time-based vesting over multiple years for our long-term incentive awards, even after achievement of any performance criteria, promotes the alignment of our executives’ interests with those of our stockholders for the long-term performance of CCA.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Our executive stock ownership policy requires our executives to hold certain levels of CCA stock, which aligns an appropriate portion of their personal wealth to the long-term performance of CCA.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees Standing for Election

The current term of office of each of our directors expires at the Annual Meeting. We currently have 14 directors. Current members of the Board of Directors William F. Andrews, Dennis W. DeConcini and John R. Horne will not be standing for re-election at the Annual Meeting in keeping with the retirement guidelines set out in the Company’s Corporate Governance Guidelines. Effective as of the Annual Meeting, the Board of Directors has reduced the authorized size of the Board from 14 members to 11 members.

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following 11 nominees, all of whom are currently serving as directors, for re-election for a new term to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. We expect each of the 11 nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The general criteria considered by the Nominating and Governance Committee with respect to director nominees are discussed on page 11 under the heading “Director Candidates.” Based on evaluation of those criteria, the Nominating and Governance Committee and the Board believe that each of the nominees contributes relevant skills, expertise and experience to the Board and that the group of nominees collectively has the skills, expertise, experience, independence and other attributes necessary to discharge effectively the Board’s oversight responsibilities on behalf of the Company’s stockholders. The Board is actively reviewing and searching for additional qualified candidates to join the Board.

Information regarding each of the nominees for director, including particular qualifications considered for each nominee, is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

JOHN D. FERGUSON	Director since 2000

Mr. Ferguson, age 68, has served as a director since August 2000 and also serves as executive Chairman of our Board and member of our Executive Committee. Mr. Ferguson formerly served as our Chief Executive Officer from August 2000 to October 2009 and as our President from August 2000 until July 2008. Mr. Ferguson’s career in business and government includes service as the Commissioner of Finance for the State of Tennessee and as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee), as well as service on the State of Tennessee Board of Education and the Governor’s Commission on Practical Government for the State of Tennessee. Mr. Ferguson currently serves as a director of the Community Foundation of Middle Tennessee, the Boy Scouts of America - Middle Tennessee Council and the Nashville Public Education Foundation. Mr. Ferguson graduated from Mississippi State University in 1967.

In making the decision to nominate Mr. Ferguson to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, Mr. Ferguson’s knowledge of the Company and its business and management team by virtue of his past service as our President and Chief Executive Officer; his demonstrated business acumen and leadership skills; his understanding of government gained through his experience in state government; and his civic and community involvement.

DAMON T. HININGER	Director since 2009

Mr. Hininger, age 44, has served as a director and our President and Chief Executive Officer since October 2009. From July 2008 until October 2009, Mr. Hininger served as our President and Chief Operating Officer. From 2007 until July 2008, Mr. Hininger served as our Senior Vice President, Federal and Local Customer Relations. Mr. Hininger joined the Company in 1992 and held several positions, including Vice President, Business Analysis and Vice President, Federal Customer Relations before being promoted to Senior Vice President. Mr. Hininger earned a bachelor’s degree from Kansas State University and an M.B.A. from the Jack Massey School of Business at Belmont University. Mr. Hininger also serves on the board of directors with the United Way of Metropolitan Nashville.

In making the decision to nominate Mr. Hininger to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his current service as our President and Chief Executive Officer and his comprehensive knowledge of the Company, its business, operations and management team through his current position and past roles with the Company, including roles at the facility operations level and as Chief Operations Officer and Senior Vice President, Federal and Local Customer Relations.

DONNA M. ALVARADO	Director since 2003

Ms. Alvarado, age 65, has served as a director and member of our Audit Committee since December 2003. Ms. Alvarado is the founder and current president of Aguila International, an international business-consulting firm that specializes in human resources and leadership development. She serves as a director and member of the audit and compensation committees of CSX Corporation, a publicly-traded provider of rail and other transportation services, and as a director and chair of the nominating and corporate governance committee of Park National Corporation, a publicly-held bank holding company. Ms. Alvarado has served as a member and as chair of the Ohio Board of Regents and has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense and Director of ACTION, the federal domestic volunteer agency. Ms. Alvarado earned both a master’s and a bachelor’s degree in Spanish from Ohio State University, completed doctoral coursework in Latin American Literature at the University of Oklahoma and earned a postgraduate certificate in Financial Management from the Wharton School of Business at the University of Pennsylvania.

In making the decision to nominate Ms. Alvarado to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her understanding of government through her public sector experience; her experience as a public company director and audit committee member; her human resources and leadership development expertise; her civic and community involvement; and her contribution to the Board’s gender and cultural diversity.

JOHN D. CORRENTI	Director since 2000

Mr. Correnti, age 67, has served as a director since December 2000 and is a member of our Compensation Committee. Mr. Correnti is the chairman and chief executive officer of Big River Steel, LLC, a steel development and operations company. Mr. Correnti previously served as chairman and chief executive officer of Steel Development Company, LLC from 2008 through 2012 and served as chief executive officer of SeverCorr, LLC from 2005 through 2008. Mr. Correnti also serves as a director of Navistar International Corporation, a publicly traded holding company of transportation related and other businesses, as executive chairman of Silicor Materials, a private company formerly known as Calisolar, and as chairman of the board of Blue Oar Resources, a private company. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University, where he is a member of the Board of Trustees.

In making the decision to nominate Mr. Correnti to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience gained through his service as a chief executive of established and start-up companies, both public and private, and his public company director experience.

ROBERT J. DENNIS	Director since 2013

Mr. Dennis, age 60, was appointed to the Board of Directors in February 2013 and is a member of our Compensation Committee. Mr. Dennis is the chairman, president and chief executive officer of Genesco Inc., a diversified retailer of footwear, headwear, sports apparel and accessories, where he has served in an executive capacity since 2004. A 27-year retail veteran, Mr. Dennis has held senior positions with Hat World Corporation and Asbury Automotive and was a partner and leader of the North American Retail Practice with McKinsey & Company, an international consulting firm. Mr. Dennis holds a master of business administration degree, with distinction, from the Harvard Business School, with a focus on consumer marketing, and bachelor’s and master’s degrees from Rensselaer Polytechnic Institute. As of February 2014, Mr. Dennis is a member of the Board of Directors of HCA Holdings, Inc., a leading health care services company that operates hospitals and surgery centers in the United States and London, England. Previously, he served as a member of the board of directors of Teavana Holdings, Inc., a publicly traded purveyor of high quality teas and tea products, until its acquisition by Starbucks in December 2012. He serves on the board of directors with the United Way of Metropolitan Nashville, the Nashville Symphony, and serves on the Board of Visitors at Vanderbilt University’s Owen School of Management.

In making the decision to nominate Mr. Dennis to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chief executive officer of a large public company; his public company director experience; his demonstrated business acumen and his understanding of corporate finance and business development matters; and his civic and community involvement.

C. MICHAEL JACOBI	Director since 2000

Mr. Jacobi, age 72, has served as a director and as Chair of the Audit Committee since December 2000. Mr. Jacobi is the owner and president of Stable House, LLC, a private company engaged in residential real estate development. From June 2001 through May 2005, Mr. Jacobi served as the president and chief executive officer and a director of Katy Industries, Inc., a publicly-traded diversified manufacturing company. He is chairman of the board of Sturm, Ruger and Company, Inc., a publicly-traded maker of firearms, a director and a member of the compensation and risk committees of Webster Financial Corporation, a publicly-traded banking and financial services company, a director and member of the audit committee of Kohlberg Capital Corporation, a publicly-traded business development company specializing in term loans, mezzanine investments and selected equity positions in middle market companies and a director and member of the audit committee of Bauer Performance Sports Ltd., a publicly-traded sports equipment company. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

In making the decision to nominate Mr. Jacobi to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chief executive officer and chief financial officer of a public company; his extensive experience as a public company director and audit committee member and chairman; and his financial and accounting experience and expertise.

ANNE L. MARIUCCI	Director since 2011

Ms. Mariucci, age 56, has served as a director since December 2011 and as a member of our Audit Committee since May 2012. Ms. Mariucci is a private investor who, prior to 2003, served in a variety of senior management capacities with Del Webb Corporation and as Senior Vice President of Strategy for Pulte Homes, Inc., following its acquisition of Del Webb. Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She presently serves on the Arizona Board of Regents, and is its immediate past-chairman. She also serves as a director of Southwest Gas Company, where she serves on the Nominating and Corporate Governance and Pension Plan Investment Committees, the University of Arizona Health Network, Arizona State University Foundation and the Fresh Start Women’s Foundation. She is a past director of the Arizona State Retirement System, Scottsdale Healthcare and Action Performance Companies, as well as a past Trustee of the Urban Land Institute.

In making the decision to nominate Ms. Mariucci to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her public company executive leadership experience; her understanding of and experience with the State of Arizona, a state where a significant portion of our operations is located; her background in accounting and corporate finance; her experience and knowledge with real estate; her experience as a public company director and member of audit and compensation committees; her civic and community involvement; and her contribution to the Board’s gender diversity.

THURGOOD MARSHALL, JR.	Director since 2002

Mr. Marshall, age 57, has served as a director and member of the Nominating and Governance Committee since December 2002. Mr. Marshall is a partner in the law firm of Bingham McCutchen LLP in Washington D.C., and a principal in Bingham Consulting Group LLC, a wholly owned subsidiary of Bingham McCutchen LLP that assists business clients with communications, political and legal strategies. Mr. Marshall is a member of the board of directors of Genesco Inc., a diversified retailer of footwear, headwear, sports apparel and accessories, where he serves on the finance and nominating and governance committees. He also serves on the boards of the Ford Foundation and the Supreme Court Historical Society. He serves on the American Bar Association Election Law Committee and the Ethics Oversight Committee of the United States Olympic Committee. Mr. Marshall, the son of the historic Supreme Court Justice Thurgood Marshall, has held appointments in each branch of the federal government, including Cabinet Secretary to President Clinton and Director of Legislative Affairs and Deputy Counsel to Vice President Al Gore. Mr. Marshall was confirmed by the United States Senate to serve on the Board of Governors of the United States Postal Service in 2006 and served as Chairman prior to completing his service in 2012. Mr. Marshall earned a B.A. in 1978 and a J.D. in 1981 from the University of Virginia, after which he clerked for United States District Judge Barrington D. Parker.

In making the decision to nominate Mr. Marshall to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his understanding of politics and the public sector through his varied government service and consulting work; his understanding of organizational governance and oversight through his service as a director in the public, non-profit and for-profit sectors; his understanding of legal, regulatory and compliance issues through his education and experience as a lawyer; and his contribution to the Board’s cultural diversity.

CHARLES L. OVERBY	Director since 2001

Mr. Overby, age 67, has served as a director since December 2001. Mr. Overby has served as a member of the Audit Committee since February 2002 and as the Chair of the Nominating and Governance Committee since the committee was established in December 2002. From 1997 through 2011, Mr. Overby served as the chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, as well as chief executive officer of its affiliates, The Diversity Institute and the Newseum, a museum about news and history in Washington, D.C. Mr. Overby is a former Pulitzer Prize-winning editor in Jackson, Mississippi. He worked 16 years for Gannett Co., the nation’s largest newspaper company, in various capacities, including as reporter, editor and corporate executive. He was vice president for news and communications for Gannett and served on the management committees of Gannett and USA TODAY. Mr. Overby currently serves on the board of the University of Mississippi Foundation.

In making the decision to nominate Mr. Overby to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience and understanding of corporate governance as chief executive of several non-profit organizations; his understanding of media and public relations through his career as a journalist, print media executive and executive with other media related organizations; his political experience; and his civic and community involvement and leadership.

JOHN R. PRANN, JR.	Director since 2000

Mr. Prann, age 63, has served as a director and member of the Compensation Committee since December 2000. Mr. Prann’s business experience includes service as the president and chief executive officer of Katy Industries, Inc., as a partner with the accounting firm of Deloitte & Touche and as a director of several private companies. Mr. Prann earned a B.A. in Biology from the University of California, Riverside and an M.B.A. from the University of Chicago.

In making the decision to nominate Mr. Prann to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience as president and chief executive of a public company and his understanding of accounting and finance issues through his education and career.

JOSEPH V. RUSSELL	Director since 1999

Mr. Russell, age 73, has served as a director since 1999. Mr. Russell is the Chair of the Compensation Committee and a member of the Executive and the Nominating and Governance Committees. Mr. Russell is the co-chairman and co-chief executive officer of Elan-Polo, Inc., a privately-held, world-wide producer and distributor of footwear. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

In making the decision to nominate Mr. Russell to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his experience as the owner and chief executive officer of a manufacturing company; his familiarity with the Company through his long tenure as a director; his demonstrated leadership skills as a director and Chair of the Compensation Committee; and his knowledge, experience and judgment with respect to executive compensation issues.

The Board of Directors unanimously recommends a vote “FOR” each of the 11 nominees.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2013 are described below under “Audit Matters.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014.

AUDIT MATTERS

Audit and Non-Audit Fees

The following table presents fees for audit, audit-related, tax and other services rendered by the Company’s principal independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2013 and 2012.

Fees	2013	2012
Audit Fees (1)	$1,419,500	$1,054,339
Audit-Related Fees (2)	70,000	—
Tax Fees (3)	719,705	587,228
All Other Fees (4)	1,995	1,775
Total	$2,211,200	$1,643,342

(1)

Audit fees for 2013 and 2012 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements and assistance with filing certain registration statements. Audit fees for 2012 also include the issuance of debt compliance letters and correspondence with the SEC.

(2)	Audit-Related Fees in 2013 include due diligence and accounting consultations related to our acquisition of Correctional Alternatives, Inc.

(3)

Tax fees for 2013 and 2012 were for services consisting primarily of federal and state tax planning, including the Company’s activities relating to being taxed as a REIT. Tax fees for 2013 also include federal and state tax consulting in connection with our acquisition of Correctional Alternatives, Inc.

(4)	All other fees for 2013 and 2012 consist of access fees to EY Online, an on-line information and communication tool available to Ernst & Young audit clients.

Pre-Approval of Audit and Non-Audit Fees

Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2013 and 2012, the Audit Committee approved all fees disclosed under “audit,” “tax,” “audit-related” and “all other” fees by Ernst & Young in accordance with applicable rules.

The Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by the Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before the Audit Committee for consideration and, if determined by the Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that the Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. The Audit Committee has delegated to its Chair, Mr. Jacobi, the authority to pre-approve services between meetings when necessary, provided that the full Committee is apprised of the services approved at its next regularly scheduled meeting.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Oversight of Financial Reporting

As part of its oversight of our financial statements, the Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to the 2013 fiscal year, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Auditing Standard No. 16 (Communications with Audit Committees), as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Also with respect to fiscal 2013, the Audit Committee received periodic updates provided by management, the independent registered public accounting firm and the internal auditors at each regularly scheduled Audit Committee meeting and provided oversight during the process. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting and Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

C. Michael Jacobi, Chair

Donna M. Alvarado

Anne L. Mariucci

Charles L. Overby

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks your non-binding advisory vote and asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section (“CD&A”) and the accompanying tables contained in this Proxy Statement. Our Board of Directors has determined to hold this advisory vote every year. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation for our Named Executive Officers. We urge you to read the CD&A, which begins on page 29, and any other sections of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of our Named Executive Officers.

As described in detail in the CD&A, our executive compensation programs are designed to ensure that our executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. Our programs are designed to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values and deliver results and long-term value to our stockholders. Our goal is to have a substantial portion of executive compensation contingent upon the Company’s performance.

As noted below, we had significant success and increased value in 2013, with the most notable success being our conversion to a real estate investment trust, or a REIT, for federal income tax purposes effective January 1, 2013:

•

2013 was our first year operating as a REIT, delivering value and strong returns to our stockholders. As part of our transition to a REIT, we paid a special dividend to our stockholders of $675 million, or approximately $6.66 per share, with $135 million of that amount in cash and the remainder in the form of approximately 13.9 million shares.

•	We completed the acquisition of Correctional Alternatives, Inc (“CAI”).

•

We have had strong one-year, three-year and five-year total shareholder return (“TSR”). Our TSR for 2013 and the three-year and five-year periods ended December 31, 2013 was 77.4%, 13.8% and 4.1%, respectively.

•

We had strong operational and financial results for 2013. We experienced substantial growth in our net income, dividends and Funds From Operations, due to our restructuring as a REIT and successful operations.

Our compensation reflected our performance and reasonable market competitive practices:

•	Target bonus opportunity under our 2013 annual cash incentive plan was 75% of salary for all executives, including our CEO.

•

In light of our conversion to a REIT, we introduced normalized funds from operations, or FFO, as the primary performance metric by which incentive compensation may be earned, once we achieved positive adjusted earnings per share.

•	We achieved positive Adjusted EPS, and FFO of $294.7 million, which, pursuant to the pre-established formula, yielded an annual cash incentive payout of 46.67% of base salary.

•	Our EPS growth in 2012 resulted in full vesting of the tranches of the performance shares granted in 2010, 2011 and 2012 that could vest based on our 2013 EPS performance.

•

Given our conversion to a REIT structure and our focus on growing dividends, the Compensation Committee determined that options would no longer be granted to our senior management, who instead would receive restricted stock units (“RSUs”). For 2013, the RSUs vest one-third per year commencing with the first anniversary of the date of grant. For 2014, we reintroduced performance based RSUs that vest over three years, if at all, based on cumulative FFO growth.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure our programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. The Compensation Committee also has engaged an independent compensation consultant, PricewaterhouseCoopers LLP, to assist it in reviewing the Company’s compensation strategies and plans.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives.

Stockholders are being asked to vote on adoption of the following resolution:

RESOLVED: That the stockholders of Corrections Corporation of America approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

EXECUTIVE OFFICERS

The following table sets forth our executive officers as of March 21, 2014:

Damon T. Hininger	Chief Executive Officer and President, Director
Todd J Mullenger	Executive Vice President and Chief Financial Officer
Harley G. Lappin	Executive Vice President and Chief Corrections Officer
Anthony L. Grande	Executive Vice President and Chief Development Officer
Steven E. Groom	Executive Vice President and General Counsel
Lucibeth Mayberry	Senior Vice President, Real Estate
Kim White	Senior Vice President, Human Resources
John D. Ferguson	Executive Chairman of the Board, Director

Brian D. Collins, our former Executive Vice President and Chief Human Resources Officer, resigned on June 28, 2013. Set forth below are the biographies of each of our current executive officers, except for Messrs. Hininger and Ferguson, whose biographies are set forth under “Proposal 1 – Election of Directors.”

Todd J Mullenger, age 55, has served as an Executive Vice President and our Chief Financial Officer since March 2007. Mr. Mullenger served as our Vice President, Treasurer from January 2001 to March 2007, as Vice President, Finance from August 2000 to January 2001 and prior to that as Vice President, Finance of our predecessor company. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree and later earned an M.B.A. from Middle Tennessee State University.

Harley G. Lappin, age 58, has served as an Executive Vice President and our Chief Corrections Officer since June 2011. Prior to joining the Company and since 2003, Mr. Lappin served as the Director of the Federal Bureau of Prisons, the nation’s largest correctional system, with oversight and management responsibility for 116 federal prisons, 14 large, private contract facilities and more than 250 contracts for community correctional facilities, in total comprising more than 215,000 inmates managed by 38,000 employees. Previously, Mr. Lappin served in a variety of other roles with the Bureau of Prisons beginning in 1985, including Regional Director, Warden of the United States Penitentiary in Indiana, and Warden of the Federal Correctional Institution in North Carolina, among other positions. Mr. Lappin has a master’s degree in criminal justice from Kent State University and an undergraduate degree from Indiana University. Mr. Lappin has served in leadership roles for numerous professional organizations. Mr. Lappin has served on the Standards Committee of the American Correctional Association for 12 years, including service as chair of the committee for a six year period ending in January 2013.

Anthony L. Grande, age 44, has served as an Executive Vice President and our Chief Development Officer since July 2008. From September 2007 to July 2008, Mr. Grande served as our Senior Vice President, State Customer Relations. Mr. Grande joined CCA in 2003 to serve as Vice President of State Customer Relations. Prior to joining CCA, Mr. Grande served as the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande earned his Masters of Education at Vanderbilt University in Nashville, Tennessee and his Bachelor of Arts from The American University in Washington, D.C.

Steven E. Groom, age 62, has served as an Executive Vice President and General Counsel since April 2010. From March 2001 to April 2010, Mr. Groom served as our Vice President and Deputy General Counsel with responsibility for litigation and risk management. Previously, Mr. Groom was a partner in the law firm of Stites & Harbison, PLLC in Nashville and served in managing attorney and general counsel roles for SunTrust Bank, Inc. Mr. Groom earned a bachelor’s degree from Lipscomb University and his law degree from the University of Memphis, where he was a member of the Law Review. Mr. Groom serves on the Board of Visitors of Lipscomb University’s College of Business and the Board of Advisors of the University’s Institute for Conflict Management.

Lucibeth Mayberry, age 42, has served as a Senior Vice President, Real Estate since November 2013. From August 2008 to November 2013, Ms. Mayberry served as our Vice President, Deputy Chief Development Officer. From March 2006 to August 2008, Ms. Mayberry served as Vice President, Research, Contract and Proposals. Ms. Mayberry joined CCA in May 2003 as Senior Director, State Partnership Relations and was promoted to Managing Director, State Partnership Relations in 2004. Before joining CCA, Ms. Mayberry served as a Senior Associate of the Taxation and Estate Planning Practice Group at the Nashville-based law firm Stokes, Bartholomew, Evans and Petree. She holds a bachelor’s degree from the University of Tennessee, a juris doctor from Vanderbilt University, and a Master of Laws in Taxation from the University of Florida.

Kim White, age 53, has served as Senior Vice President, Human Resources since November 2013. From March 2013 to November 2013, Ms. White served as Vice President, Correctional Programs and from August 2012 to March 2013, Ms. White served as Managing Director, Inmate Programs. Prior to joining CCA, Ms. White served 26 years with the Federal Bureau of Prisons (“BOP”) in a wide variety of operational roles in the areas of Institutional Operations, Staffing and Inmate Programs, and more recently as the Assistant Director, Human Resource Management Division, where she had oversight for the hiring, training and retention of the Bureau’s 38,000 employees. In 2007, Ms. White received the Presidential Rank Award of Meritorious Executive for her leadership with the BOP. Ms. White holds a bachelor’s degree in corrections and criminal justice and a master’s degree in correctional criminology and juvenile justice, both from Kent State University. She has also completed Harvard University’s Executive Education Program for senior managers in government.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement discusses the objectives and elements of our compensation programs and the compensation awarded to our named executive officers, or NEOs, consisting of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives in 2013. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this Proxy Statement. Based on SEC proxy disclosure rules, the following individuals were our NEOs for the fiscal year ended December 31, 2013:

Damon T. Hininger	Chief Executive Officer and President
Todd J Mullenger	Executive Vice President and Chief Financial Officer
Harley G. Lappin	Executive Vice President and Chief Corrections Officer
Anthony L. Grande	Executive Vice President and Chief Development Officer
Steven E. Groom	Executive Vice President and General Counsel

Executive Summary

Corrections Corporation of America is the nation’s largest owner of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The fundamental objectives of our compensation policies are to attract and retain executive leadership that will execute our business strategy, uphold our values, deliver strong results and create long-term value for our stockholders.

2013 was our First Year Operating as a REIT, Delivering Value and Strong Returns to our Stockholders. CCA began operating as a real estate investment trust, or a REIT, for federal income tax purposes effective January 1, 2013. As part of our transition to a REIT, we paid a special dividend to our stockholders of $675 million, or approximately $6.66 per share, with $135 million of that amount in cash and the remainder in the form of approximately 13.9 million shares. The special dividend was intended to fully distribute our earnings and profits attributable to tax periods prior to January 1, 2013. We also increased our regular aggregate dividends per share in 2013 to $1.97 from $0.60 in 2012.

Strong One-year, Three-year and Five-Year Total Shareholder Return. Our total shareholder return, or TSR, for 2013 and the three-year and five-year periods ended December 31, 2013, was 77.4%, 13.8% and 4.1%, respectively, including the impact of our dividends. We ranked at the 97th percentile, 57th percentile and 49th percentile among our updated peer group for our 1 year, 3 year and 5 year TSR, respectively.

Strong Operational and Financial Results for 2013. We experienced substantial growth in our net income, dividends and Funds From Operations (as described below), due to our restructuring as a REIT and successful operations. We also acquired CAI and completed several refinancing transactions that lowered our interest expense, extended our debt maturities and provide us with added flexibility to operate as a REIT. Our EPS growth in 2012 resulted in full vesting of the tranches of the performance shares granted in 2010, 2011 and 2012 that could vest based on our 2013 EPS performance. Our stock price growth in 2013 was impacted by our conversion to a REIT and the dilutive impact of the payment of the $6.66 per share special dividend, 80% of which was in the form of shares, during 2013.

	2013 ($ in millions, except per share amounts)	2012 ($ in millions, except per share amounts)	Change
Net Income	300.8	156.8	91.84%
Adjusted Net Income (1)	213.4	157.9	35.15%
Dividends per share (2)	1.97	0.60	228.33%
Normalized FFO (3)	294.7	237.0	24.35%
EPS	2.70	1.56	73.08%
Adjusted EPS (4)	1.92	1.57	22.29%
Closing Stock Price at Fiscal Year-End	32.07	35.47	-9.59%

(1)

Adjusted Net Income represents GAAP net income, adjusted for the Company’s expenses incurred in connection with the debt refinancing activities, REIT conversion, expenses associated with mergers and acquisition activity and certain impairments that the Company believes are unusual or nonrecurring, and do not reflect the ongoing operations of the Company.

(2)	Excludes the $6.66 per share special dividend paid in May 2013 in connection with our conversion to a REIT.
(3)

Normalized Funds From Operations is FFO adjusted to exclude income and expenses deemed non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of our ongoing operations.

(4)	Adjusted EPS represents earnings per share adjusted for the items described under “Compensation for 2013—Annual Cash Incentive Plan Compensation” below.

Enhanced Pay for Performance Metrics. Pay for performance is an important component of our longstanding executive compensation philosophy. Our compensation approach is designed to incentivize our executives to substantially contribute individually and collaboratively to our long-term, sustainable growth. For 2013, in light of our conversion to a REIT, in order to expand the performance metrics by which our incentive compensation may be earned, and in order to maintain the tax deductibility of our compensation under Section 162(m) of the Internal Revenue Code, we introduced normalized funds from operations, or FFO, as the primary performance metric by which incentive compensation may be earned, once we achieved positive adjusted earnings per share, or Adjusted EPS. Our 2013 cash incentive plan operated as an umbrella plan, wherein positive Adjusted EPS would result in maximum 200% of base salary payable; however, pre-established goals for FFO per share were used as negative discretion metrics to determine actual payouts. We added FFO as a performance metric because we believe that with the conversion of the Company to a REIT structure, FFO better reflects the value delivered to stockholders, as it measures our earnings and cash generating potential from our core business, and is more comparable to performance metrics used by other REITs.

Under our annual cash incentive plan we target 75% of base salary for the annual cash incentive award for all of our NEO’s, including our Chief Executive Officer. For 2013, under our annual cash incentive plan we achieved positive Adjusted EPS, and FFO of $294.7 million, which, pursuant to the pre-established formula, yielded an annual cash incentive payout of 46.67% of base salary. 2013 bonuses were paid consistent with this formula.

Revised Equity Grant Practices to Better Align the Interests of our Executives with our REIT Stockholders. Given our conversion to a REIT structure and our focus on growing dividends, the Compensation Committee determined that in order to better align the interests of our executives with our stockholders, options would no longer be granted to our senior management, who instead would receive RSUs that vest one-third per year commencing with the first anniversary of the date of grant. These RSUs earn dividend rights that accumulate and are paid in cash when and to the extent the underlying RSUs vest, which we believe better align the interests of executives and stockholders under our financial model as a REIT. Options do not earn dividend rights or dividend equivalents. Performance based RSUs that are earned and vest based on FFO performance were introduced in 2014.

Favorable Results of 2013 Advisory Vote to Approve Executive Compensation. At our 2013 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our NEOs with greater than 95% of the votes cast in favor of our advisory “say on pay” proposal. The Compensation Committee and the Company viewed these results as an indication that our stockholders support our executive compensation policies. Nonetheless, the Compensation Committee determined to make certain changes, including the addition of a new financial metric in our annual cash incentive program, to refine our compensation program and to reflect the modified operational and financial focus as a REIT.

Updated Peer Group and Market Data. Our independent compensation consultant, PricewaterhouseCoopers LLP, or PwC, conducts competitive analyses from time to time at the request of our Compensation Committee, in order to provide a comparison of our compensation practices against a peer group of companies. While PwC advises the Committee on a regular basis, the last extensive competitive market analysis was performed in 2010. Commencing in 2013, in connection with our conversion to a REIT, our Compensation Committee, with the assistance of PwC, reviewed and considered revisions to our peer group for 2014, which, for 2014 resulted in expanding our peer group to 23 companies, including 11 new REIT companies, for a total of 14 REIT companies. In revising our peer group for 2014, the Compensation Committee and PwC took into account our REIT status and our current financial metrics. We are positioned at the 50th percentile in terms of revenues and between the 25th and 50th percentile in terms of market capitalization and fixed assets of the new peer group. In February 2014, PwC prepared an extensive competitive market analysis (similar to that done in 2014) employing this new peer group.

✓

Based on the February 2014 PwC report, our total cash compensation in 2013 was below median market, and total direct compensation in 2013 was at or below median market, when compared to our 2014 peer group, while our EPS growth, return on equity and TSR were above the market median of our 2014 peer group.

Compensation Philosophy and Objectives

The fundamental objectives of our executive compensation policies are to attract and maintain executive leadership that will execute our business strategy, uphold our values, deliver positive results and create long-term value to our stockholders. Accordingly, the Committee develops compensation strategies and programs that will attract, retain and motivate highly qualified and high-performing executives through compensation that is:

✓

Performance-based: A significant component of compensation should be determined based on whether or not we meet performance criteria that are aligned with growth in stockholder value and do not encourage unreasonable risk-taking.

✓

Competitive: Pay for performance scales are established so the competitive positioning of an executive’s total compensation reflects the competitive positioning of the Company’s performance, i.e., high Company performance relative to peers results in high compensation relative to competitive benchmarks, and vice versa.

✓

Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives, while encouraging prudent risk-taking that is aligned with the Company’s overall strategy.

✓	Fair: Compensation levels and plan design should reflect competitive practices, our performance relative to peer companies and the relationship of compensation levels from one executive to another.

In making its determinations, the Compensation Committee performs an overall analysis of the executive’s performance for the year, projected role and responsibilities, impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning relative to other Company executives, the recommendations of our Chief Executive Officer and such other factors the Committee deems appropriate. Our Committee also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Committee has determined that our Company should provide its executives with compensation packages comprised of three primary elements:

1)	base salary, which takes individual performance into account and is designed to be competitive with median salary levels in an appropriate peer group;
2)	annual variable performance awards, payable in cash and based on the financial performance of the Company, in accordance with the goals established by the Committee; and
3)	long-term stock-based incentive awards which strengthen the commonality of interests between executive officers and our stockholders.

Benefits and perquisites play a limited role in our executives’ total compensation packages. The Committee believes that as a result of our balance of long- and short-term incentives, our use of RSUs with dividend equivalents that provide a tie to our stockholders interests and our stock ownership guidelines, our executive compensation program currently serves our objectives well.

Process – Independent Review and Use of Market Data

The Compensation Committee annually reviews executive compensation and our compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to our success and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. The Committee conducts this review and makes compensation decisions through a comprehensive process involving a series of meetings primarily occurring in the first and second quarters of each year. Committee meetings typically are attended by the Committee members, legal advisors, our Chairman of the Board, our Chief Executive Officer and, upon request, the Committee’s compensation consultant. As with all Board committees, other Board members also have a standing invitation to attend the Compensation Committee’s meetings. Our Chief Executive Officer generally makes recommendations to the Committee regarding equity awards for the executive officers other than himself. The Committee meets in executive session to the extent the members deem necessary or appropriate to ensure independent analysis and determinations. Additional information regarding the Compensation Committee and Committee meetings is included above under “Corporate Governance – Board of Director Meetings and Committees.”

Use of Compensation Consultant. The Committee currently engages PwC, and has done so since 2000, to assist it in reviewing our compensation strategies and plans. PwC works directly with the chair of the Committee and, as directed by the chair of the Committee, with our Chief Executive Officer. PwC was selected due to its extensive experience in providing compensation consulting services. At the Committee’s request, PwC has from time to time performed several analyses, including peer and market comparisons, internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance. While PwC advises the Committee on a regular basis, the last extensive study of peer group data was performed in 2010. Each year since 2010, PwC provides a report confirming the competitive position of the Company’s compensation and performance with the peer group. These updating reports are used to validate the competitive positioning and for information purposes. Our Compensation Committee does not use the market data to benchmark our compensation; instead, these analyses and the input from PwC have assisted the Committee in determining if its strategies and plans were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design.

Peer Group and Market Data. In 2010, and based in part on the recommendations of PwC, the Compensation Committee established a peer group employing the following criteria:

•	Owners and operators of multi-state facilities delivering services to third parties;
•	Minimum employee base of 10,000;
•	Market capitalization between $2 billion to $5 billion;
•	Annual EBITDA between $200 million to $600 million;
•	Investment in fixed assets of $1 billion to $5 billion; and
•	Future growth heavily dependent upon the acquisition or development of additional facilities.

As a result of this analysis, the following companies were selected by PwC and approved by the Committee for inclusion in the 2010 peer group:

•   Boyd Gaming Corporation

•   Brookdale Senior Living, Inc.

•   Cinemark Holdings, Inc.

•   Community Health Systems, Inc.

•   Gaylord Entertainment Company

•   The Geo Group, Inc.

•   Health Management Associates, Inc.

•   HealthSouth Corporation

•   Hyatt Hotels Corporation

•   Iron Mountain Incorporated

•   Lifepoint Hospitals, Inc.

•   Penn National Gaming, Inc.

•   Psychiatric Solutions, Inc.

•   Quanta Services, Inc.

•   Tenet Healthcare Corporation

•   Universal Health Services, Inc.

•   Wyndham Worldwide Corporation

Since 2010, the Compensation Committee and the Company have reviewed and employed the 2010 market data study when analyzing the market competitiveness and reasonableness of its compensation elements. The Committee has also periodically requested PwC to provide updated summary market competitiveness reports regarding CCA’s performance compared to the peer group companies, as well as general market positioning of CCA’s senior management compensation levels as compared to compensation levels of senior management at the peer group companies. These reports reflect updated peer groups resulting from consolidations, mergers, acquisitions and changes in business lines. The following companies were included in the 2013 summary market competitiveness report prepared by PwC:

• Boyd Gaming Corporation • Brookdale Senior Living, Inc. • CACI International, Inc. • Cinemark Holdings Inc. • The Geo Group, Inc. • HealthSouth Corporation • Hyatt Hotels Corporation

•   Iron Mountain Incorporated

•   Lifepoint Hospitals, Inc.

•   Penn National Gaming, Inc.

•   Quanta Services, Inc.

•   Ryman Hospitality Properties, Inc.

•   TETRA Technologies, Inc.

•   Trimble Navigation Limited

•   Wyndham Worldwide Corporation

Total Direct Target Compensation Guidelines. Based on the extensive market analysis performed by PwC in 2010 as described above, and based on internal pay equity considerations and a consideration of our compensation objectives and philosophies, with a particular emphasis on performance and equity as key drivers for executive compensation, the executive compensation structure set forth in the table below was developed by the Committee in 2010 in consultation with PwC for purposes of guiding future compensation decisions. The structure was used as a guideline by the Committee in making its compensation decisions for 2013, but this does not necessarily reflect actual compensation for our NEOs for 2013, which is discussed in detail below and presented in the Summary Compensation Table on page 44 of this Proxy Statement. References in this Proxy to the Salary Midpoint or the LTIP Fair Value are to the following table valuations.

		Base Salary Structure (1)
Position Level	Position Titles	Minimum	Midpoint	Maximum	Bonus (2)	LTIP Fair Value	Total Comp. Midpoint (3)
A	Chief Executive Officer	$640,000	$800,000	$960,000	75%	$2,500,000	$3,900,000
B	Chief Financial Officer, Chief Corrections Officer and Chief Development Officer	$296,000	$370,000	$444,000	75%	$ 850,000	$1,497,500
C	General Counsel	$248,000	$310,000	$372,000	75%	$ 430,000	$ 972,500

(1)

The midpoint amounts are aligned with the 50th percentile payouts of executives benchmarked in the 2010 PwC market analysis. The minimum amounts represent 80% of the midpoint while the maximum amounts represent 120% of the midpoint.

(2)	Bonus targets are percentages of the executive’s base salary.
(3)

Equals the sum of base salary midpoint plus target bonus percentage plus LTIP fair value. For Position Levels A and B, Total Compensation Midpoint reflects a 50/50 blend of competitive 50th and 75th percentiles. For Position Level C, Total Compensation Midpoint reflects the competitive 75th percentile.

The summary market competitiveness report prepared by PwC in January 2013 reflected that 2012 total cash compensation was generally below 50th percentile, and 2012 base salaries and total direct compensation were at or below the 50th percentile.

Updated Peer Group and Market Data. In light of the Company’s REIT restructuring, in 2013, the Committee requested PwC to analyze the peer group used for executive compensation comparison proposes and recommend potential changes. As a result, for 2014 we have expanded our peer group to 23 companies from 15 companies. We eliminated 6 companies (4 of the 6 were not dividend paying companies) and added 14 companies (including 11 new REIT companies, for a total of 14 REIT companies). In revising our peer group for 2014, the Compensation Committee and PwC took into account our REIT status and our current financial metrics. We are positioned at the 50th percentile in terms of revenues and between the 25th and 50th percentile in terms of market capitalization and fixed assets of the new peer group.

Similar to what was done in 2010, PwC prepared extensive market data analysis employing the updated peer group in February 2014. The market data from this report shows that our total cash compensation for 2013 was below median market, and our total direct compensation for 2013 was at or below median market, when compared to our peer group, while our EPS growth, ROE and TSR were above market median.

Compensation for 2013

The primary components of our 2013 compensation program were cash compensation, consisting of a mix of base salary and our annual cash incentive plan compensation, and equity incentives, consisting of restricted stock units with time-based vesting.

Base Salary

We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Typically in the second quarter of each year, the Committee reviews and approves a revised annual salary plan for our executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, individual performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale and the Company’s recent and projected financial performance. As part of PwC’s 2010 study, the Committee determined that base salary generally should be set at the 50th percentile of the benchmarks from the PwC market analysis, subject to adjustment to account for the individual factors referenced above. This market positioning was based on the Committee’s objective of providing competitive base salaries for recruiting and retention purposes.

The Committee also solicits the views and recommendations of our Chief Executive Officer, in consultation with our Chairman, when setting the base salaries of the other executive officers, given their respective insight into internal pay equity and positioning issues, as well as executive performance. At a Committee meeting typically held in the first or second quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each of the other executive officers. The Chief Executive Officer, in consultation with our Chairman, also provides his recommendations on any compensation adjustments. The Committee approves any base salary adjustments for these executives, based on such factors as the competitive compensation analysis, the Chief Executive Officer’s assessment of individual performance, the Company’s performance and the location in the salary range of the executive’s current salary, general market conditions and internal pay equity considerations.

The process is similar for determining any base salary adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then approves any base salary adjustment based on the factors described above with respect to the other executives. To the extent it deems necessary and appropriate, the Committee meets in executive session to discuss adjustments to the base salaries of the Company’s executive officers, including the Chief Executive Officer. Such adjustments typically take effect on or about July 1 of each year.

During 2013, the Committee approved increases to the base salaries of approximately 11-14% for our NEOs in the following amounts, with the salaries effective as of July 1, 2013:

Name	2013 Base Salary $	2012 Base Salary $	Percentage Increase	2013 as % of 2010 Salary Midpoint
Damon T. Hininger	785,000	693,000	13.3%	98.1%
Todd J Mullenger	380,000	332,800	14.2%	102.7%
Harley G. Lappin	355,000	312,000	13.8%	95.9%
Anthony L. Grande	355,000	312,000	13.8%	95.9%
Steven E. Groom	298,000	267,800	11.3%	96.1%

Annual Cash Incentive Plan Compensation

Cash incentive plan compensation provides our executive officers with the potential for significantly enhanced cash compensation based on the extent to which financial performance targets set in advance by the Committee are met. Each participant in the annual cash incentive plan can earn between 5% and 200% of his or her base salary based on our performance against pre-established the financial goals. There are approximately 200 participants in the plan.

The financial goals for the 2013 cash incentive plan were Adjusted EPS and growth in normalized funds from operations, or FFO. In order for cash incentives to be payable, we must first achieve positive Adjusted EPS, which, if achieved, would result in maximum payout of 200% of base salary. Presuming positive Adjusted EPS criteria is met, the actual bonus payable is determined through negative discretion, based on our FFO against pre-established goals as set forth in the table below. The Committee chose FFO as the performance metric for 2013 along with positive Adjusted EPS, because it believes that with the Company operating as a REIT, there is a strong relationship between positive Adjusted EPS coupled with FFO growth and growth in stockholder value. FFO is a common metric used to evaluate REITs, as it takes into account earnings from existing properties excluding the impact of depreciation of real estate assets, and thus measures the cash-generating potential of the REIT’s holdings.

Since 2010, the Compensation Committee has employed a target bonus opportunity of 75% of base salary for each of the NEOs, including our Chief Executive Officer.

The initial adjusted diluted EPS and FFO guidance for 2013, as set forth in the Company’s earnings news release dated February 13, 2013, ranged from $2.05 to $2.15 for adjusted diluted EPS and $2.80 to $2.90 for FFO. The Compensation Committee establishes the performance goals based on a target bonus at 75% of base salary, which would be met if we achieved positive EPS and FFO of $2.94 for 2013. The maximum bonus was set at 200% of base salary, which would be met if the Company achieved FFO of $3.16. The Company’s second quarter earnings news release updated adjusted diluted EPS and FFO guidance ranges to $1.95 to $1.99 and $2.65 to $2.69, respectively. These numbers took into account the approximately 13.9 million new shares of common stock that were issued on May 20, 2013 as the stock portion of the special dividend made in connection with our conversion to a REIT. To reflect the impact of the special dividend stock issuance, in August 2013, the Compensation Committee adjusted the FFO bonus range as set forth in the following table so that the target bonus at 75% of base salary would be met if we achieved positive EPS and FFO of $2.70 for 2013.

Linear interpolation is used to calculate bonus funding for FFO per share performance between the ranges set forth below.

FFO per share	Bonus % of Base Salary	FFO per share	Bonus % of Base Salary
$2.57	5.00%	$2.71	80.00%
$2.58	10.00%	$2.72	85.00%
$2.59	15.00%	$2.73	90.00%
$2.60	20.00%	$2.74	95.00%
$2.61	25.00%	$2.75	100.00%
$2.62	30.00%	$2.76	106.00%
$2.63	35.00%	$2.765	112.00%
$2.64	40.00%	$2.774	118.00%
$2.646	45.00%	$2.78	124.00%
$2.655	50.00%	$2.79	130.00%
$2.66	55.00%	$2.80	136.00%
$2.67	60.00%	$2.81	142.00%
$2.68	65.00%	$2.82	148.00%
$2.69	70.00%	$2.83	154.00%
$2.70	75.00% (Target)	$2.84	160.00%
		$2.85	166.00%
		$2.86	172.00%
		$2.87	178.00%
		$2.875	184.00%
		$2.884	190.00%
		$2.89	196.00%
		$2.90	200.00%

Adjusted EPS and FFO are adjusted for any of the items set forth in Section 11.2 of the Company’s Amended and Restated 2008 Stock Incentive Plan, or the 2008 Plan, which for 2013 specifically included the write-off of deferred financing costs, asset impairment charges, evaluating Company-wide strategic alternatives (including costs associated with converting the Company to a REIT) and costs associated with responding to stockholder proposals, to the extent they affected the Company’s 2013 EPS and FFO, to ensure that bonus EPS and FFO reflected an accurate comparison with the baseline EPS and FFO.

Based on our actual Adjusted EPS of $1.92 and FFO per share of $2.65 for 2013, bonuses were earned at 46.67% of base salary and the following cash incentive plan compensation was awarded to our NEOs in February 2014 consistent with such earned amount:

Name	2013 Cash Incentive Compensation
Damon T. Hininger	$344,066
Todd J Mullenger	$165,908
Harley G. Lappin	$155,258
Anthony L. Grande	$155,258
Steven E. Groom	$131,758

In 2013, the Compensation Committee discussed and reviewed a potential discretionary additional bonus that would have been payable to our executives and other senior employees in connection with the REIT conversion transaction, but determined not to depart from the EPS and FFO metrics formulaic approach bonus program described above.

For 2014, the Compensation Committee determined to continue the umbrella annual cash incentive plan on substantially the same terms as in 2013 (with adjusted performance goals for normalized FFO). The 2014 performance goals for FFO were established within the context of a three-year strategic plan for cumulative FFO growth, with target FFO growth for each year establishing the subsequent year’s threshold performance goal.

Long-Term Stock-Based Incentive Compensation

One of our key compensation philosophies is that long-term stock-based incentive compensation strengthens and aligns the interests of our executive officers with our stockholders. Equity incentive awards are generally granted to our executive officers on an annual basis. The Committee has previously employed a compensation strategy utilizing a mix of stock options, with time-based vesting, and restricted stock units, with performance-based vesting based on our EPS. In 2013, the Committee determined to move away from the grant of options and performance based restricted stock units and grant only time based vesting restricted stock units, or RSUs. The Committee believed RSUs were appropriate for 2013 given our conversion to a REIT structure and our focus on growing dividends, since RSUs, but not options, earn dividends. The Committee also believed that any performance based RSUs should be based on appropriate metrics and targets after consideration of the impact of the REIT conversion.

2013 New Equity Awards. In determining the amount of RSUs to grant to our NEOs in 2013, the Compensation Committee considered the recommendation of our Chief Executive Officer and awarded restricted stock units with a value 5% higher than the total stock-based compensation awarded in 2012. The grant amounts reflects the Committee’s belief that LTIP values for these individuals should generally be aligned between the 50th and 75th percentiles of the PwC 2010 market analysis (except for the General Counsel, to whom the Committee has aligned LTIP values with the 75th percentile). The Committee believed these awards facilitated parity among its executives functioning at comparable levels and were consistent with the Company’s retention, pay-for-performance and stockholder alignment objectives. In determining the grant award amounts, the Committee also considered existing equity holdings for each executive officer as well as gross proceeds from option exercises over the prior three-year period. The following RSUs were granted in February 2013 to our NEOs pursuant to the Company’s 2008 Plan:

Name	2013 RSUs	Grant Date Fair Value	2010 LTIP Fair Value
Damon T. Hininger	50,170	$1,853,775	$2,500,000
Todd J Mullenger	24,154	$892,500	$850,000
Harley G. Lappin	24,154	$892,500	$850,000
Anthony L. Grande	24,154	$892,500	$850,000
Steven E. Groom	19,892	$735,000	$430,000

RSU Terms. The RSUs granted in 2013 vest in three equal annual installments subject to continued employment through the vesting date, to facilitate retention and to promote long-term value creation. All RSUs become fully vested upon the occurrence of death, Disability, or a Change in Control of the Company (each such condition as defined in the 2008 Plan). The recipient of the RSU may elect to defer receipt of all or a portion of the shares issuable upon vesting pursuant to the terms set forth in their respective award agreement and deferral election forms. RSUs (including our outstanding performance based vesting RSUs) earn dividend equivalents that accumulate and are paid in cash when and only to the extent the underlying RSUs vest and shares are issued. Our outstanding options do not earn any dividends or dividend equivalents.

Outstanding Performance Based RSUs. Prior to 2013, we granted performance based RSUs, that vest over a three year period based upon our achieving Adjusted EPS performance objectives established by the Committee (achievable in annual increments or in the aggregate over a three-year period), with no vesting to occur below a base Adjusted EPS performance level and incremental vesting from 50% to 100% of the award (with target set at 75% of the award granted) as EPS targets are achieved. The EPS levels for vesting of performance based RSUs were based on research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information. Adjusted EPS is calculated in the same manner under the annual cash incentive program and for determining if our performance vested RSUs have vested.

The outstanding performance based RSUs granted in 2010, 2011 and 2012 were subject to performance vesting conditions such that 1/3 of the grant amount would vest if we achieved certain compounded EPS growth as of December 31, 2012 and certified by the Committee in 2013. The number of performance based RSUs granted represented maximum performance of the Adjusted EPS goals. All of the performance based RSU tranches that could vest in 2013 based on achieving maximum compounded EPS growth goals vested. The maximum Adjusted EPS goal and actual Adjusted EPS for such vesting are set forth in the following table:

2013 Vesting of Previously Granted Performance Based RSUs	Maximum Adjusted EPS Goal	Actual Adjusted EPS
Third tranche of 2010 grant	$1.17	$1.41
Second tranche of 2011 grant	$1.26	$1.54
First tranche of 2012 grant	$1.36	$1.60

Adjustment to Outstanding Awards as a result of the REIT Conversion. The number of shares of the Company’s common stock reserved for issuance (i) upon exercise of outstanding stock options and vesting of restricted stock units and (ii) pursuant to stock options and other awards available for grant pursuant to Company equity incentive plans were also adjusted upon payment of the special dividend pursuant to the anti-dilution provisions contained in the documents governing such awards. The outstanding RSUs were awarded dividend rights (cash) and dividend equivalents (stock) equal to the REIT conversion special dividend, payable in a combination of stock and cash (not to exceed 20%), as elected by the individual and consistent with the rights provided to our stockholders. These dividend rights and equivalents do not vest and are not paid until, and then only to the extent, the associated RSUs vest and underlying shares are issued. No accounting expense was recognized in connection with these adjustments.

2014 Long-Term Performance Based RSUs Granted. In order to continue to align management’s interests with those of our stockholders, to tie compensation to our performance as a REIT and to put a substantial portion of the executive’s pay at risk based on our performance, the Compensation Committee determined to grant performance-based RSUs in 2014 that are substantially similar to the performance-based RSUs granted in 2012, except that the performance metric is based on our cumulative FFO growth rate. Accordingly, the performance-based RSUs will vest over a three year period, with 1/3rd vesting per year if we achieve the pre-established maximum FFO performance goal for that year, which goal is based on pre-established compounded annual growth rates. Given that the annual FFO performance goals are cumulative, to the extent the maximum FFO performance goal for a particular year is missed, if in the subsequent year the cumulative maximum FFO performance goal is achieved, the performance-based RSUs will vest 33% for the year in which the maximum goal is achieved and 33% for each such missed prior year. Any unvested performance-based RSUs outstanding at the end of the three-year performance period will vest, if at all, if and to the extent the three-year cumulative FFO per share meets or exceeds certain performance goals, based on varying pre-established cumulative annual compounded growth rates for the three-year period. The first year FFO performance goals were established based on our historical FFO and five-year compounding of the targeted growth rates. The cumulative nature of the FFO metrics is designed to reward cumulative performance in order to incentivize management based on the entirety of the three-year period and not just based on one particular year of performance.

Non-Direct Compensation

Retirement Plans

The Company maintains a 401(k) plan. The Company matches a percentage of eligible employee contributions to our qualified 401(k) Plan. Employer matching contributions are made in cash on a dollar-for-dollar basis up to 5% of the employee’s base salary and are 100% vested immediately.

The Company also has a nonqualified deferred compensation plan covering our executive officers and certain key employees. Under the terms of the deferred compensation plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, the Company makes matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. Any compensation deferred and matching contributions, if any, earn a return based on a fixed rate that is established by the Company based on the return received by the Company on certain investments designated as a funding mechanism for meeting its obligations under the plan. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service, subject to accelerated vesting in the event of a change in control, death, disability or retirement (age 62). Participants generally may make an up-front election to receive benefits accrued under the plan at any time after the end of the fifth year following the deferral or upon termination of employment, subject to certain restrictions (e.g., certain key employees, including the NEOs, are subject to a six month waiting period).

Severance and Change in Control Benefits

We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. We also believe that a change in control arrangement will provide an executive security that will likely reduce any reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. In addition, we have sought to maintain a high level of consistency in the contractual terms applicable to all members of the executive team. We maintain employment agreements with each of our executive officers that provide cash severance equal to their current base salary for terminations without cause, and double trigger payment of 2.99 times their base salary plus certain other benefits in the event of termination of employment by the Company (other than for “cause”) or resignation for “good reason” in connection with a “change in control”.

The executive employment agreements and the potential costs in the event of a change in control are reviewed periodically by the Compensation Committee and the Committee stays abreast of developments and suggested best practices in compensation structure and design. In 2011, the Company undertook a comprehensive review of the provisions of the executive employment agreements (including protections provided in the event of a change in control) and entered into new or revised employment agreements with each of its executives. Based on the competitive analysis conducted by PwC in 2011, the Committee eliminated tax gross ups in the event of a change in control and determined that the Company’s severance and change in control severance payments were at the lower end of competitive norms within our peer group. In addition, under our equity award agreements, all outstanding equity awards would accelerate upon a change in control. The Compensation Committee believes that the single trigger equity acceleration encourages management to stay committed towards any potential transaction that may be in the best interests of our stockholders. For a detailed discussion of potential severance and change in control benefits, see “Potential Payments Upon Termination or Change in Control,” beginning on page 50 of this Proxy Statement.

Perquisites and Other Benefits

The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the NEOs who have relocated to Nashville, Tennessee in order to assume their positions with the Company. We permit limited tax gross up payments to our executives to cover the income tax associated with the taxable portions (if any) of such relocation reimbursement payments. No such relocation and tax gross up payments were made to the named executive officers during 2013.

The named executive officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance and group life insurance. Additionally, the Company pays supplemental life and long-term disability insurance premiums for the named executive officers. Pursuant to their employment agreements and in order to encourage community involvement, the named executive officers are also eligible for reimbursement for certain civic and professional memberships that are approved in advance by the Company. The Company also pays for physicals for executive officers up to $2,000 per individual on an annual basis.

Guidelines and Policies

Stock Ownership Guidelines

Since March 1, 2007, we have maintained stock ownership guidelines applicable to our executive officers and directors. The stock ownership guidelines are designed to align the economic interests of executive officers and directors with those of stockholders, and to discourage excessive risk-taking by management and directors.

The original guidelines provided that our executive officers are expected to own a fixed number of shares of common stock of the Company, as set forth in the table below. This fixed number equals three times such executive officer’s base salary on their hire or promotion date divided by the Company’s closing common stock price, as reported on the NYSE, on such date. The original guidelines also provided that the Company’s non-executive directors are expected to own a fixed number of shares of common stock of the Company equal to four times such director’s annual retainer (excluding any retainer for chairing or serving as a member of a committee) in effect as of March 1, 2012 or their later date of initial election or appointment to the Board, divided by the Company’s closing common stock price, as reported on the NYSE, on such date.

The stock ownership guidelines applicable to our executive officers and our non-executive directors were amended by our Board in May 2013 to increase the number of shares the directors and officers of the Company are expected to own to give effect to the REIT conversion special dividend.

Executive officers and non-executive directors are required to achieve these ownership levels, subject to a limited hardship exemption, within five years following their date of hire or promotion, or initial appointment or election, as applicable, or (in the case of those serving at the time the guidelines were adopted) by March 1, 2012.

The following may be used in determining share ownership:

•	shares of common stock owned outright by the executive officer or non-executive director and his or her immediate family members who share the same household, whether held individually or jointly;
•	shares of restricted stock or restricted stock units where the restrictions have lapsed, even though such shares may be subject to an election made by the holder to defer receipt of the shares; and
•

shares held in trusts or other legal entities established for estate planning purposes with respect to which the executive officer or non-executive director retains beneficial ownership (due to complexities of these arrangements, requests to include shares held in such arrangements must be reviewed and approved by the Committee).

The guidelines were based, in part, on information provided by PwC that summarized the frequency of such programs at Fortune 500 companies and reported on the most common types of such programs. Based on such research, the Board of Directors determined that ownership requirements were fair, yet challenging, ownership requirements and that five years was a reasonable time period during which executives and directors would be able to comply. The Committee believes that these ownership guidelines encourage executive officers and directors of the Company to act in the long-term interests of our stockholders, while discouraging excessive risk-taking.

Our guidelines and the compliance status of the Company’s named executive officers as of the last quarterly review date of February 13, 2014 are shown in the table below.

Name	Shares Needed to Comply with Guidelines	Number of Shares Held	Compliance Date
Damon T. Hininger	87,138	97,976	10/15/2014
Todd J Mullenger	37,931	90,035	3/16/2012
Harley G. Lappin	47,759	11,647	6/1/2016
Anthony L. Grande	35,671	67,445	8/21/2013
Steven E. Groom	39,751	33,983	4/22/2015

Grant Timing Policy

To ensure that our equity compensation awards are granted appropriately, we have the following practices regarding the timing of equity compensation grants and for stock option exercise price determinations:

•

Grants of stock options and restricted stock for executive officers are typically made on the date of the February Compensation Committee meeting, after the Committee has had the opportunity to review full year results for the prior year and consider anticipated results for the current year.

•

The Committee occasionally approves additional equity incentive awards in certain special circumstances, such as upon an executive officer’s initial employment with the Company, the promotion of an executive officer to a new position or in recognition of special contributions made by an executive officer. For grants to executive officers, all such grants are approved by the Committee with an effective date of grant on or after the date of such approval. If the grant date is after the date of approval, it is on a date that is specified by the Committee at the time of approval.

•	The Company strives to ensure that equity grants are made following the public release of important information such as year-end results or anticipated results for the succeeding year.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the Chief Executive Officer or any of the other four most highly compensated executive officers serving at the end of the fiscal year unless, in general, a significant portion of the compensation paid is pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Compensation Committee’s actions with respect to Section 162(m) in 2013 were to make reasonable efforts to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure time and performance based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Joseph V. Russell, Chair Robert J. Dennis John D. Correnti
John R. Horne
John R. Prann, Jr.

Summary Compensation Table

The following table summarizes the compensation earned or paid to our named executive officers for service in the fiscal years ended December 31, 2013, 2012 and 2011, with the exception of (i) Mr. Lappin, who first became a named executive officer in 2012, and (ii) Mr. Groom, who first became a named executive officer in 2013.

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Damon T. Hininger President and Chief Executive Officer	2013 2012 2011	$737,231 $675,231 $627,693	$1,853,782 $882,756 $882,759	- $882,751 $882,745	$344,066 $189,942 $1,255,386	$20,910 $16,126 $8,093	$326,471 $125,629 $40,122	$3,282,460 $2,772,435 $3,696,798
Todd J Mullenger Executive Vice President and Chief Financial Officer	2013 2012 2011	$355,492 $325,908 $303,846	$892,490 $424,992 $425,006	- $425,000 $424,997	$165,908 $91,678 $607,692	$90,041 $69,518 $33,924	$172,055 $78,559 $39,583	$1,675,986 $1,415,655 $1,835,048
Harley G. Lappin Executive Vice President and Chief Corrections Officer	2013 2012	$332,673 $305,539	$892,490 $424,992	- $425,000	$155,258 $85,948	$3,449 $2,197	$130,836 $41,844	$1,514,706 $1,285,520
Anthony L. Grande Executive Vice President and Chief Development Officer	2013 2012 2011	$332,673 $305,539 $283,847	$892,490 $424,992 $425,006	- $425,000 $424,997	$155,258 $85,948 $567,694	$13,176 $10,526 $5,941	$161,264 $66,895 $27,554	$1,554,861 $1,318,900 $1,735,039
Steven E. Groom Executive Vice President and General Counsel	2013	$282,319	$735,009	-	$131,758	-	$138,599	$1,287,685

(1)

The amounts shown in this column represent the aggregate grant-date fair value of restricted stock units (“RSUs”) granted during the given year calculated in accordance with FASB ASC Topic 718. RSUs granted in 2013 vest in 1/3rd increments per year commencing with the first anniversary of the grant date. RSUs granted in 2012 and 2011 vest based upon achieving EPS performance objectives that were pre-established by the Compensation Committee. The values presented reflect the probability that the performance criteria for all performance based RSUs will be met resulting in 100% vesting of each award. All grants of RSUs were made under the Company’s 2008 Plan and are subject to individual award agreements. RSUs earn dividend rights, that accumulate and are paid in cash when and to the extent the underlying RSUs vest.

(2)

No options were granted to NEOs in 2013. The amounts shown in this column represent the aggregate grant date fair value of option awards for the given year, calculated in accordance with FASB ASC Topic 718. All grants of options to purchase the Company’s common stock were made under the Company’s 2008 Plan and are subject to individual award agreements. Options do not earn dividends or dividend equivalents. On May 20, 2013, the number of shares and exercise price of all then outstanding options were proportionately adjusted to give effect to the REIT conversion special dividend. No accounting expense was recognized in connection with such adjustments.

(3)

The amounts shown in this column reflect cash incentive plan compensation earned pursuant to the Company’s 2011, 2012 and 2013 Cash Incentive Plans. The 2013 Cash Incentive Plan is discussed in further detail on page 36 under the heading “Annual Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)

The amounts shown in this column represent above-market earnings on amounts that the named executive officers chose to defer pursuant to the Company’s Executive Deferred Compensation Plan (“DCP”), which is more fully described under the heading “Nonqualified Deferred Compensation.” Amounts shown are based on the Company’s fixed rate for 2013 of 5.6%, and 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code, (26 U.S.C. 1274(d))) of 2.89%.

(5)	The amounts shown as All Other Compensation for 2013 include the following:

Name	401(k) Plan Matching Contributions	DCP Matching Contributions	Life Insurance Premiums	Dividend Rights (a)	Special Dividend (b)	Long Term Disability Premiums (c)
Damon T. Hininger	$12,750	$33,609	$2,399	$37,184	$229,510	$11,019
Todd J Mullenger	$12,750	$ 9,609	$5,681	$17,903	$110,503	$15,609
Harley G. Lappin	$12,750	-	$5,200	$ 9,328	$ 96,709	$ 6,849
Anthony L. Grande	$12,750	$ 8,181	$2,274	$17,903	$110,503	$ 9,653
Steven E. Groom	$10,694	-	$8,529	$14,726	$ 91,003	$13,547

(a)

Regular dividends on RSUs granted prior to 2012 were not factored into the grant date fair value of such awards. These dividends are paid in cash when and to the extent the underlying RSUs vest. The amounts shown reflect the regular dividend rights credited during 2013 on RSUs granted prior to 2012 where such dividends were not factored into the grant date value of such awards.

(b)

Represents dividend rights (cash) and dividend equivalents (shares) awarded on May 20, 2013 on the then outstanding RSUs in an amount equal to the REIT conversion special dividend, payable in a combination of stock (80%-100%) and cash (not to exceed 20%), as elected by the individual and consistent with the rights provided to our stockholders. These dividend rights and equivalents do not vest and are not paid until, and then only to the extent, the associated RSUs vest and underlying shares are issued.

(c)	The Company pays the long term disability premiums of its executive officers, but does not pay such premiums for employees who are not executive officers.

Grants of Plan-Based Awards in 2013

The following table sets forth the grants of plan-based awards that were made to the named executive officers during the fiscal year ended December 31, 2013. No options were granted to our named executive officers in 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(2)
		Threshold	Target	Maximum
Damon T. Hininger	2/21/2013				50,170	$1,853,782
	3/29/2014	$36,862	$552,923	$1,474,462
Todd J Mullenger	2/21/2013				24,154	$892,490
	3/29/2014	$17,775	$266,619	$710,984
Harley G. Lappin	2/21/2013				24,154	$892,490
	3/29/2014	$16,634	$249,505	$665,346
Anthony L. Grande	2/21/2013				24,154	$892,490
	3/29/2014	$16,634	$249,505	$665,346
Steven E. Groom	2/21/2013				19,892	$735,009
	3/29/2014	$14,116	$211,739	$564,638

(1)

The amounts shown in these columns reflect the threshold (5% of base salary), target (75% of base salary) and maximum (200% of base salary) amounts that each of the named executive officers could have earned for the fiscal year ended December 31, 2013 pursuant to the Company’s 2013 Cash Incentive Plan, based on positive Adjusted EPS and FFO growth, as discussed in further detail on page 36 under the heading “Annual Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The amounts actually awarded to each of the named executive officers are reflected in the Summary Compensation Table.

(2)	The amounts shown in these columns reflect the grant date fair value determined in accordance with FASB ASC 718 of the RSUs based on the closing stock price of $36.95 on the grant date.

Employment Agreements

The Company entered into new employment agreements with Damon T. Hininger, Todd J Mullenger, Anthony L. Grande and Steven E. Groom and a First Amended and Restated Employment Agreement with Harley G. Lappin on January 1, 2012. The initial term of each of these agreements expired on December 31, 2012 and are now subject to two automatic one-year renewals (expiring December 31, 2014) unless the Company or the executive provided notice of non-renewal at least 60 days in advance of the expiration of the term. Each of these agreements provides for a minimum annual salary, as well as customary benefits, including life and health insurance, and reimbursement for certain civic and professional memberships that are approved in advance by the Company. Compensation payable under the employment agreements is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on the executive’s personal performance and the performance of the Company.

Pursuant to each of these employment agreements, if we terminate the executive “without cause,” we are generally required to pay the executive a cash severance equal to their current base salary. Additionally, in the event of termination of employment by the Company (other than for “cause”) or resignation for “good reason” in connection with a “change in control,” the executives are entitled to receive an amount equal to 2.99 times their base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information concerning (1) options, (2) unvested time-based RSUs and (3) unearned performance based RSUs for each of the named executive officers that were outstanding as of December 31, 2013. The following awards reflect (a) the equitable and proportionate adjustments made to our outstanding options as a result of the REIT conversion special dividend of $6.66 per share paid in May 2013, resulting in an increase in the outstanding number of options and a corresponding reduction in the exercise price, and (b) the dividend equivalents that were awarded as a result of the REIT conversion special dividend on the then outstanding RSUs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)(4)	Market Value of Shares, Units or Other Rights That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
					Time Based RSUs and Dividend Equivalents		Performance Based RSUs and Dividend Equivalents
Damon T. Hininger	6,612		$11.11	2/16/2015	58,764	$1,884,561	40,362	$1,294,409
	13,409		$22.57	2/16/2017
	38,112		$22.72	2/20/2018
	14,027		$24.00	8/14/2018
	35,324		$17.38	8/13/2019
	126,924		$17.57	2/18/2020
	71,532	35,766	$20.78	2/23/2021
	46,424	92,849	$22.34	3/16/2022
Todd J Mullenger	34,439	17,220	$20.78	2/23/2021	28,292	$907,324	19,432	$623,184
	22,351	44,702	$22.34	3/16/2022
Harley G. Lappin	22,642	11,321	$18.84	6/1/2021	28,292	$907,324	17,006	$545,382
	22,351	44,702	$22.34	3/16/2022
Anthony L. Grande	13,409		$22.57	2/16/2017	28,292	$907,324	19,432	$623,184
	20,481		$22.72	2/20/2018
	21,307		$9.13	2/18/2019
		17,220	$20.78	2/23/2021
	22,351	44,702	$22.34	3/16/2022

Steven E. Groom		4,846	$17.57	2/18/2020	23,300	$747,231	16,003	$513,216
	9,791		$17.87	8/11/2020
		14,181	20.78	2/23/2021
	18,407	36,813	$22.34	3/16/2022

(1)	All currently unvested options vest in substantially equal one-third annual increments commencing on the anniversary of the grant date over the first three years of the 10-year option term.

(2)

Time-based RSUs vest in substantially equal one-third annual increments commencing on the anniversary of the grant date. Value shown is based on the number of outstanding time based RSUs multiplied by the closing stock price of our common stock on December 31, 2013 of $32.07.

(3)

Performance based RSUs vest and are thus earned based upon achieving Adjusted EPS performance objectives pre-established by the Compensation Committee (achievable in increments or in the aggregate over a three year period), with no vesting to occur below a base Adjusted EPS performance level and incremental vesting from 50% to 100% of the award (target is 75% of the award granted) as established Adjusted EPS targets are achieved. The performance based RSUs granted are earned and vest if we achieve maximum performance under the Adjusted EPS targets. Based on our 2013 performance, wherein the maximum number of performance based RSUs vested based on our December 31, 2012 Adjusted EPS performance obtaining maximum goals, this table shows the maximum number of performance based RSUs that may be earned under outstanding unvested unearned performance based RSUs. For further discussion of the vesting of performance based restricted stock units, see “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)

These columns also include dividend equivalents, which represent a right to a share of stock when and to the extent the associated RSUs vest, that were awarded on May 20, 2013 in an amount equal to the REIT conversion special dividend and were based on the election of the executive as to the percentage of the special dividend to be paid in stock (80%-100%) or cash (not to exceed 20%).

Option Exercises and Stock Vested in 2013

The following table sets forth information regarding the exercise of stock options and the vesting of performance based RSUs during the fiscal year ended December 31, 2013 for each of the named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Damon T. Hininger	82,585	$2,265,084	36,573	$1,395,926
Todd J Mullenger	317,200	$5,826,347	17,608	$672,066
Harley G. Lappin	-	-	9,125	$348,779
Anthony L. Grande	157,512	$3,033,571	17,608	$672,066
Steven E. Groom	93,507	$1,510,066	14,468	$552,219

(1)

The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring shares.

(2)

The value realized on vesting of performance based RSUs was calculated as the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of units vested. The performance based RSUs vested on February 7, 2013, and March 16, 2013, the later of the anniversary of the award or the date of the Compensation Committee’s certification of our performance under the performance criteria established for vesting, on which date the closing stock price of a share of our common stock was $38.11 and $38.30, respectively.

Nonqualified Deferred Compensation in 2013

The following table sets forth information concerning contributions made by the named executive officers and the Company pursuant to the Company’s Executive Deferred Compensation Plan as well as aggregate individual account balances as of December 31, 2013.

Name	Executive Contributions In 2013 (1)	Registrant Contributions in 2013 (2)	Aggregate Earnings In 2013 (3)	Aggregate Withdrawals/ Distributions In 2013	Aggregate Balance at 12/31/2013 (4)
Damon T. Hininger	$38,986	$33,609	$43,208	-	$852,583
Todd J Mullenger	$267,269	$9,609	$186,063	-	$3,627,125
Harley G. Lappin	-	-	$7,127	-	$134,398
Anthony L. Grande	$20,931	$8,181	$27,227	-	$529,607
Steven E. Groom	-	-	-	-	-

(1)

Of the amounts shown in this column, the following amounts are included in the “Salary” column of the Summary Compensation Table for 2013: Mr. Hininger - $29,489; Mr. Mullenger - $177,746; and Mr. Grande - $16,634; the remaining amounts are included in the “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table for 2012.

(2)

Of the amounts shown in this column, the following amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table for 2013: Mr. Hininger - $33,609; Mr. Mullenger - $9,609; and Mr. Grande - $8,181.

(3)

Of the amounts shown in this column, the following amounts are reported in the “Change in Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2013: Mr. Hininger - $20,910; Mr. Mullenger - $90,041; Mr. Lappin - $3,499; and Mr. Grande - $13,176.

(4)

Of the amounts shown in this column, the following amounts were reported as compensation to the named executive officer in the Company’s Summary Compensation Table for 2013, 2012 and 2011: Mr. Hininger - $360,105; Mr. Mullenger - $1,445,027; Mr. Lappin - $68,604; and Mr. Grande - $161,963.

During 2002, the Compensation Committee of the Board of Directors approved the Company’s adoption of a non-qualified deferred compensation plan for certain senior executives, including the named executive officers (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing participating executives with the opportunity to defer a portion of their compensation. Pursuant to the Executive Deferred Compensation Plan, participating executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus. The Company matches 100% of contributions up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. The Company also contributes a fixed rate of return on balances in the Executive Deferred Compensation Plan, determined at the beginning of each plan year. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service, which is the same vesting for discretionary matching contributions under the 401(k) Plan. Each Participant, however, shall become 100% vested in the matching contribution amounts upon termination of employment by reason of death, Disability or Retirement or upon the occurrence of a Change in Control; provided, however, that the Participant shall not become vested upon the occurrence of a Change in Control to the extent such vesting would cause any portion of his Deferred Compensation Benefits to constitute an “excess parachute payment” under Internal Revenue Code Section 280G.

Distributions to senior executives are generally payable no earlier than five years subsequent to the date an executive becomes a participant in the Plan, or upon termination of employment, at the election of the participant, but not later than the 15th day of the month following the month the individual attains age 65.

During 2013, the Company provided a fixed return of 5.6% to participants in the Executive Deferred Compensation Plan, which rate was based on the return received by the Company on the life insurance policies the Company has purchased on the lives of certain participating executives, including each of the named executive officers. The life insurance policies are intended to partially fund distributions from the Executive Deferred Compensation Plan and the Company is the sole beneficiary of such policies. The Company has established an irrevocable Rabbi Trust to secure the plan’s obligations. However, assets in the Executive Deferred Compensation Plan are subject to creditor claims in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control

Retirement. In the event of retirement (generally after attaining age 62), vested options would be exercisable for the remaining stated term of the option (as opposed to a voluntary or for cause termination in which case the Named Executive Officer will generally only have three months following termination to exercise their vested options), and matching contributions under the Executive Deferred Contribution Plan would become 100% vested.

Death or Disability. In the event of the death or disability, benefits under the Company’s disability plan and payments under the Company’s life insurance plan, as applicable, would be payable, which, in the amount of death, would equal twice the executive’s compensation subject to certain caps. In addition, matching contributions under the Executive Deferred Contribution Plan would become 100% vested.

In accordance with the terms of our equity award agreements, in the event of the death or disability of a named executive officer (1) all RSUs will become immediately vested and non-forfeitable and (2) all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and will be exercisable until the expiration of their stated term.

Termination Without Cause. In accordance with the effective employment agreements with our named executive officers, if we terminate the employment of the executive “without cause” we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in installments in accordance with the terms of the agreements.

Change in Control. In accordance with the terms of our equity award agreements, in the event of a change of control (1) all RSUs will become immediately vested and non-forfeitable and (2) all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and will be exercisable until the expiration of their stated term.

Our Amended and Restated 1997 Employee Share Incentive Plan (pursuant to which certain options remain outstanding, but no further options are being granted) provides that upon a “change in control” or “potential change in control,” as defined in the plan, the value of all outstanding share options granted under the plan, to the extent vested, will be cashed out on the basis of a “change in control price,” which is generally based on the highest price paid per share of common stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change in control” event.

Our Executive Deferred Compensation Plan provides that upon a change in control, the matching contributions would become 100% vested, unless such vesting would cause any portion of his Deferred Compensation Benefits to constitute an “excess parachute payment” under Internal Revenue Code Section 280G.

Termination Within 180 days of a Change in Control. Pursuant to each of our effective employment agreements with our named executive officers, in the event of a termination by the Company (other than for “cause”) or, subject to certain procedural requirements, termination by the executive for “good reason” upon or within one-hundred eighty (180) days of a change in control, the executive will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, and the executive will continue to be covered under existing life, medical, disability and health insurance plans for a period of one year. All severance payments are made up front promptly after the time of termination in a lump sum payment in order to make a clean separation from, and avoid continued entanglement with, the executive.

Definitions. Our effective employment agreements with our named executive officers and our equity plans generally provide for the following definitions:

The definition of “Good Reason” means when the executive terminates employment with the Company due to a material reduction in the duties, powers or authority of the executive as an officer or employee of the Company (a “Good Reason Event”), which Good Reason Event occurs within one-hundred eighty (180) days following a Change in Control. A termination under these circumstances shall be due to a Good Reason Event only if (A) the executive notifies the Company of the existence of the condition that otherwise constitutes a Good Reason Event within forty-five (45) days of the initial existence of the condition, (B) the Company fails to remedy the condition within thirty (30) days following its receipt of executive’s notice of the Good Reason Event (the “Cure Period”) and (C) if the Company fails to remedy the Good Reason Event during the Cure Period, the executive terminates employment with the Company due to the condition within thirty (30) days of the expiration of the Cure Period.

The definition of “Cause” includes, among other things, the conviction of certain felonies or criminal acts, willful and material wrongdoing (including dishonesty or fraud) and breaches of material obligations of the executive, including obligations pursuant to non-competition and confidentiality provisions set forth in each of the employment agreements.

The definition of “Change in Control” means:

•	a “change in the ownership of the Company”;
•	a “change in the effective control of the Company”; or
•	a “change in the ownership of a substantial portion of the assets of the Company,”

as such terms are defined in Section 1.409A-3(i)(5) of the Internal Revenue Treasury Regulations.

Potential Payments Upon Termination or Change in Control Table

The table below reflects the amount of compensation payable to each of the named executive officers in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon a change of control, qualifying termination in connection with a change in control, involuntary termination not for cause, and in the event of disability or death of the executive is shown below. The amounts assume that such event was effective as of December 31, 2013, and thus do not include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The amounts shown do not include: (i) benefits earned during the term of our named executive officers’ employment that are available to all salaried employees, such as accrued vacation, and (ii) 2013 cash incentives which were earned as of December 31, 2013. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Name	Change in Control Only	Qualifying Termination upon a Change in Control	Involuntary Termination Without Cause	Death or Disability

Damon T. Hininger
Executive Deferred Compensation Plan(1)	--	--	--	--
Accelerated Vesting of Options (2)	$1,307,231	$1,307,231	--	$1,307,231
Accelerated Vesting of RSUs (2)	$3,387,244	$3,387,244	--	$3,387,244
Cash Severance(3)	--	$2,347,150 (3)	$785,000	--
Insurance Benefits(4)	--	$26,481	--	$1,500,000
Total:	$4,694,475	$7,068,106	$785,000	$6,194,475
Todd J Mullenger
Executive Deferred Compensation Plan(1)	--	--	--	--
Accelerated Vesting of Options (2)	$629,370	$629,370	--	$629,370
Accelerated Vesting of RSUs (2)	$1,630,802	$1,630,802	--	$1,630,802
Cash Severance(3)	--	$1,136,200 (3)	$380,000	--
Insurance Benefits(4)	--	$26,159	--	$1,500,000
Total:	$2,260,172	$3,422,531	$380,000	$3,760,172
Harley G. Lappin
Executive Deferred Compensation Plan(1)	$27,087	$27,087	--	$27,087
Accelerated Vesting of Options (2)	$584,610	$584,610	--	$584,610
Accelerated Vesting of RSUs (2)	$1,547,185	$1,547,185	--	$1,547,185
Cash Severance(3)	--	$1,061,450 (3)	$355,000	--
Insurance Benefits(4)	--	$13,477		$1,033,000
Total:	$2,158,882	$3,233,809	$355,000	$3,191,882
Anthony L. Grande
Executive Deferred Compensation Plan(1)	--	--	--	--
Accelerated Vesting of Options (2)	$629,370	$629,370	--	$629,370
Accelerated Vesting of RSUs (2)	$1,630,802	$1,630,802	--	$1,630,802
Cash Severance(3)	--	$1,061,450 (3)	$355,000	--
Insurance Benefits(4)	--	$21,328		$1,415,000
Total:	$2,260,172	$3,342,950	$355,000	$3,675,172
Steven E. Groom
Executive Deferred Compensation Plan(1)	--	--	--	--
Accelerated Vesting of Options (2)	$588,573	$588,573	--	$588,573
Accelerated Vesting of RSUs (2)	$1,343,036	$1,343,036	--	$1,343,036
Cash Severance(3)	--	$891,020 (3)	$298,000	--
Insurance Benefits(4)	--	$20,996	--	$1,126,000
Total:	$1,931,609	$2,843,625	$298,000	$3,057,609

(1)	Represents accelerated vesting upon a change in control, death and disability of unvested matching contributions under our Executive Deferred Compensation Plan.

(2)

Represents the value of accelerated vesting of stock options and RSUs which occurs upon a change in control (whether or not the executive’s employment is terminated) and upon the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2013 ($32.07 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. Accelerated vesting of RSUs amounts are calculated using the closing market price on December 31, 2013, and such amounts include the outstanding dividend equivalents associated with such RSUs which will similarly vest on an accelerated basis.

(3)

In the event of an involuntary termination without cause, represents an amount equal to one times current base salary, which for the first three months would be paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2013, and the remainder of the severance amount would be paid out in a lump sum. In the event of a qualifying termination upon a change in control, represents an amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.

(4)

In the event of an qualifying termination upon a change in control represents the premiums expected to be paid based upon the types of insurance coverage the Company carried for such executive as of December 31, 2013 and the premiums in effect on such date. In the event of death, represents the payouts under the life insurance policies, equal to two times total cash compensation, subject to certain caps. The benefits payable under the supplemental long term disability policy in the event of a disability are not shown in the table. In general, executive officers are entitled to higher payment formulas and higher caps for a potentially longer period of time than other employees under the supplemental long term disability policy.

Director Compensation

Non-employee directors (i.e., all directors other than Mr. Andrews, Mr. Hininger and Mr. Ferguson) are compensated pursuant to our Non-Employee Directors’ Compensation Plan and 2008 Stock Plan, which provide for the following:

•	Annual equity grants;
•	Annual retainers; and
•	Board and committee meeting fees.

Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-employee directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.

The retainers and meeting fees paid to our non-employee directors are as follows:

Retainers and Fees	2013
Board retainer	$53,500
Board meeting fee	$3,250
Audit chair retainer(1)	$11,000
Audit member retainer	$2,200
Compensation, Nominating and Governance chair retainer	$5,350
Committee chair meeting fee (excluding Executive)	$2,700
Non-chair committee meeting fee	$2,200

(1)	For 2014, the Board has approved an increase in the annual audit committee chair retainer from $11,000 to $12,200.

In addition to cash compensation, non-employee directors are granted RSUs with a grant date fair market value of approximately $100,000 per year, generally on the same date as grants of equity awards are made to our executive officers and other employees. These RSUs vest on the anniversary of the grant date, subject to continued service through such date.

John D. Ferguson is currently employed by the Company as our executive Chairman of the Board. Mr. Ferguson formerly served as our Chief Executive Officer from 2000 to 2009. William F. Andrews is currently employed by the Company as our Chairman of Executive Committee, a position he has held since his retirement as our Chairman of the Board in 2008 (a position he held from 2000 to 2008). Each of Mr. Andrews and Mr. Ferguson are paid cash compensation for these services as our employees, with Mr. Andrews’ compensation based largely on his arrangements in effect in 2008 and Mr. Ferguson’s compensation based on reductions to the cash compensation paid to him in 2009 (as approved by the Compensation Committee from time to time). Neither of Mr. Andrews nor Mr. Ferguson currently receive any equity award compensation for their services, nor do they receive any non-executive director compensation for their services as a director.

2013 Director Compensation Table

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2013 to each of the Company’s directors except Damon T. Hininger, our Chief Executive Officer, whose compensation is reflected in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(6)	Change in Nonqualified Deferred Compensation Earnings (3)	All Other Compensation	Total
Donna M. Alvarado	$86,200	$99,987	--	--	$186,187
William F. Andrews	--	--	--	$168,718(4)	$168,718
John D. Correnti	$88,400	$99,987	$1,653	--	$190,040
Dennis W. DeConcini	$81,800	$99,987	$3,885	--	$185,672
Robert J. Dennis	$68,771	$99,987	--	--	$168,758
John D. Ferguson	--	--	$83,196	$826,612(5)	$909,808
John R. Horne	$88,400	$99,987	--	--	$188,387
C. Michael Jacobi	$94,850	$99,987	$3,137	--	$197,974
Anne L. Mariucci	$86,200	$99,987	--		$186,187
Thurgood Marshall, Jr.	$81,800	$99,987	--	--	$181,787
Charles L. Overby	$102,350	$99,987	--	--	$202,337
John R. Prann, Jr.	$88,400	$99,987	$78	--	$188,465
Joseph V. Russell	$106,050	$99,987	$29,523	--	$235,560

(1)

Pursuant to the Company’s Non-Employee Directors’ Compensation Plan, Mr. Horne chose to receive 764 shares of the Company’s common stock in lieu of receiving a portion of his annual Board retainer in cash.

(2)

The amounts shown in this column represent the aggregate grant-date fair value of RSUs based on the closing stock price of $36.95 on February 21, 2013, the date of grant. All grants of restricted stock units were made under the Company’s 2008 Plan.

(3)

The amounts shown in this column represent above-market earnings on amounts that the Director chose to defer pursuant to the Non-Employee Directors’ Deferred Compensation Plan, which is more fully described below. Amounts shown are based on the Company’s fixed rate for 2013 of 5.6%, and 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code, (26 U.S.C. 1274(d))) of 2.89%.

(4)	Amount reflects total employee compensation Mr. Andrews received during 2013, which consists of the following: salary - $160,684 and Company matching contributions to the 401(k) Plan - $8,034.

(5)

Amount reflects total employee compensation Mr. Ferguson earned for his services as an executive officer during 2013, which consists of the following: salary - $539,999; cash incentive plan - $252,018; and Company matching contributions pursuant to the Executive Deferred Compensation Plan - $34,595.

(6)	As of December 31, 2013, the aggregate number of stock awards and option awards outstanding for each of the Company’s non-employee directors were as follows:

Name	Aggregate Stock Awards Outstanding as of December 31, 2013 (a)	Aggregate Option Awards Outstanding as of December 31, 2013
Donna M. Alvarado	3,077	101,846
William F. Andrews	--	27,485
John D. Correnti	2,706	73,636
Dennis W. DeConcini	2,706	13,610
Robert J. Dennis	3,169	--
John D. Ferguson	--	--
John R. Horne	3,077	57,817
C. Michael Jacobi	3,170	43,534
Anne L. Mariucci	5,399 (b)	10,952
Thurgood Marshall, Jr.	3,170	115,950
Charles L. Overby	3,077	87,741
John R. Prann, Jr.	5,399 (b)	73,636
Joseph V. Russell	3,031	57,817

(a)

Includes dividend equivalents awarded in May 2013, which represent a right to a share of stock when and to the extent the associated RSUs vest, that were awarded on May 20, 2013 in an amount equal to the REIT conversion special dividend and were based on the election of the director as to the percentage of the special dividend to be paid in stock (80%-100%) or cash (not to exceed 20%).

(b)	Includes 2,229 shares that have vested, but for which the Board member has elected to defer receipt until separation of service from the Board.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our executive officers and directors. The Company’s original stock ownership guidelines were adopted by our Board of Directors on March 1, 2007. The stock ownership guidelines are designed to align the economic interests of executive officers and directors with those of stockholders, and to discourage excessive risk-taking by management and directors. The guidelines as applied to our directors provide that the Company’s non-executive directors are expected to own a fixed number of shares of common stock of the Company equal to four times such director’s annual retainer (excluding any retainer for chairing or serving as a member of a committee) in effect as of March 1, 2012 or their later date of initial election or appointment to the Board, divided by the Company’s closing common stock price, as reported on the NYSE, on such date. The stock ownership guidelines were amended by our Board of Directors in May 2013 to increase the number of shares the directors and officers are expected to own to give effect to the REIT conversion special dividend. Non-executive directors are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their initial election or appointment to the Board, or (in the case of directors serving on the Board at the time the guidelines were adopted) by March 1, 2012. See “Stock Ownership Guidelines” in the Compensation Discussion and Analysis section of this proxy for the shares counted in determining share ownership.

Our guidelines and the compliance status of the Company’s directors as of the last quarterly review date of February 13, 2014 are shown in the table below.

Name	Shares Needed to Comply with Guidelines		Number of Shares Held	Compliance Date
Donna M. Alvarado	9,105		15,426	3/1/2012
William F. Andrews	20,867	(1)	164,103	3/1/2012
John D. Correnti	9,105		44,521	3/1/2012
Dennis W. DeConcini	8,898		14,399	3/13/2013
Robert J. Dennis	7,112		4,685	2/21/2018
John D. Ferguson	95,597	(1)	181,497	3/1/2012
John R. Horne	9,105		55,681	3/1/2012
C. Michael Jacobi	9,105		65,167	3/1/2012
Anne L. Mariucci	11,909		15,292	12/8/2016
Thurgood Marshall, Jr.	9,105		18,097	3/1/2012
Charles L. Overby	9,105		18,352	3/1/2012
John R. Prann, Jr.	9,105		23,484	3/1/2012
Joseph V. Russell	9,105		195,424	3/1/2012

(1)	Calculated using executive officer formula due to status as a salaried employee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock – Directors and Executive Officers

The following table contains information regarding the beneficial ownership of our common stock as of March 21, 2014 by (i) each current director and nominee, (ii) our named executive officers, and (iii) all of our current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Shares Acquirable Within 60 Days (2)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (3)

John D. Ferguson(4)	181,497	-	181,497	*
Damon T. Hininger	128,025	434,554	562,579	*
Donna M. Alvarado	19,346	101,846	121,192	*
William F. Andrews	164,130	27,485	191,615	*
John D. Correnti	47,227	73,636	120,863	*
Dennis W. DeConcini	17,105	13,610	30,715	*
Robert J. Dennis	7,854	-	7,854	*
John R. Horne	58,758	57,817	116,575	*
C. Michael Jacobi	68,337	43,534	111,871	*
Thurgood Marshall, Jr.	38,305	101,845	140,150	*
Anne L. Mariucci	17,505	10,952	28,457	*
Charles L. Overby	21,429	87,741	109,170	*
John R. Prann, Jr.	23,412	43,534	66,946	*
Joseph V. Russell	198,455	57,817	256,272	*
Anthony L. Grande	82,898	102,119	185,017	*
Steven E. Groom	47,474	65,632	113,106	*
Harley G. Lappin	26,261	67,344	93,605	*
Todd J Mullenger	106,429	96,361	202,790	*
All current directors and executive officers as a group (20 persons)	1,267,042	1,420,266	2,687,308	2.3%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed.

(2)

Reflects the number of shares that could be purchased upon exercise of stock options at March 21, 2014 or within 60 days thereafter. None of the outstanding RSUs will vest within 60 days following March 21, 2014.

(3)

The percentages in this column are based on 116,312,636 shares outstanding as of March 21, 2014. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(4)

Includes (i) 3,441 shares held in our 401(k) Plan; (ii) 85,000 shares held by Calco Investments, LLC; (iii) 85,000 held by Ferguson Financial, LLC; and (iv) 1,052 shares held by the Ferguson Family Trust. Mr. Ferguson shares investment and voting control with his wife on the shares held in the Ferguson Family Trust.

Ownership of Common Stock – Principal Stockholders

The following table sets forth certain information with respect to the beneficial ownership of our voting securities as of March 21, 2014 by each person who is known by CCA to own beneficially more than 5% of any class of outstanding voting securities of CCA:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Beneficially Owned(1)

The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvem, PA 19355	14,945,739	12.8%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	7,844,316	6.7%

Vanguard Specialized Funds Vanguard REIT Index Fund (4) 100 Vanguard Blvd. Malvem, PA 19355	7,822,484	6.7%

The London Company(5) 1801 Bayberry Court, Suite 301 Richmond, Virginia 23226	5,969,421	5.1%

(1)	The percentages in this column are based on 116,312,636 shares outstanding as of March 21, 2014.

(2)

Based on the Schedule 13G/A filed with the SEC on February 12, 2014 filed by The Vanguard Group, which reported sole voting power over 71,522 shares, shared voting power over 76,365 shares, sole dispositive power over 14,779,124 shares and shared dispositive power over 166,615 shares.

(3)	Based on the Schedule 13G/A filed with the SEC on January 28, 2014 by Blackrock, Inc., which reported sole voting power over 7,445,309 shares and sole dispositive power over all of the shares.

(4)

Based on the Schedule 13G filed with the SEC on February 4, 2014 filed by Vanguard Specialized Funds - Vanguard REIT Index Fund, which reported sole voting power over all of the share and dispositive power over none of the shares.

(5)

Based on the Schedule 13G/A filed with the SEC on January 28, 2014 by The London Company, which reported sole voting and dispositive power over 5,571,622 shares and shared dispositive power over 397,799 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2013, except for the following:

•	Forms 4 for the Company’s non-employee directors were filed late on May 7, 2013 to report the vesting of restricted stock units that occurred on April 30, 2013.

•	A Form 4 for Mr. Grande was filed late on May 22, 2013 for an option exercise and sale transaction that occurred on May 17, 2013.

•

Purchases of Company stock by Mr. Lappin pursuant to a dividend reinvestment election with his broker that occurred on September 28, 2012, December 14, 2012, April 15, 2013, July 15, 2013 and October 15, 2013 were filed late on a Form 5 dated February 14, 2014.

OTHER

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” or “Compensation Committee Report” will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those set forth in the statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve significant risks and uncertainties, including those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our most recent periodic reports on Form 10-Q and Form 8-K filed with the SEC, and actual results may vary materially.

By Order of the Board of Directors,

Steven E. Groom

Executive Vice President, General Counsel and Secretary

SAMPLE BALLOT DO NOT VOTE
CCA ®
America’s Leader in Partnership Corrections
CORRECTIONS CORPORATION OF AMERICA
ATTN: CORPORATE SECRETARY
10 BURTON HILLS BLVD.
NASHVILLE, TN 37215
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
SHAREHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to “shareholder meeting registration” link at www.proxyvote.com.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M71477-P48473 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CORRECTIONS CORPORATION OF AMERICA
The Board of Directors recommends you vote FOR the election of the following nominees:
1. Election of Directors For Against Abstain
Nominees:
1a. John D. Ferguson ☐ ☐ ☐
1b. Damon T. Hininger ☐ ☐ ☐
1c. Donna M. Alvarado ☐ ☐ ☐
1d. John D. Correnti ☐ ☐ ☐
1e. Robert J. Dennis ☐ ☐ ☐
1f. C. Michael Jacobi ☐ ☐ ☐
1g. Anne L. Mariucci ☐ ☐ ☐
1h. Thurgood Marshall, Jr. ☐ ☐ ☐
1i. Charles L. Overby ☐ ☐ ☐
For address changes and/or comments, please check this box and write them on the back where indicated. ☐
For Against Abstain
1j. John R. Prann, Jr. ☐ ☐ ☐
1k. Joseph V. Russell ☐ ☐ ☐
The Board of Directors recommends you vote FOR the following proposals:
2. Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. ☐ ☐ ☐
3. Advisory vote to approve the compensation of Named Executive Officers. ☐ ☐ ☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

SAMPLE BALLOT DO NOT VOTE

If you plan to attend the meeting on May 15, 2014, you must request an admission ticket in advance following the instructions set forth in the Proxy Statement. Tickets will be issued only to registered and beneficial owners as of March 21, 2014.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 14, 2014. On the day of the meeting, each shareholder will be requested to present a valid picture identification such as a driver’s license or passport with their admission ticket.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Letter to Stockholders and Annual Report on Form 10-K are available at www.proxyvote.com.

SHAREHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to “shareholder meeting registration” link at www.proxyvote.com.

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M71478-P48473

PROXY

CORRECTIONS CORPORATION OF AMERICA

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Damon T. Hininger and Todd J Mullenger, and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Maryland corporation (the “Company”), held by the undersigned at the close of business on Friday, March 21, 2014, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 15, 2014, at 10:00 a.m., CDT, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side